Exhibit 10.1
ASSET PURCHASE AGREEMENT
among
eFunds Corporation,
Chex Systems, Inc.,
National Check Protection Service Business Trust,
National Data Verification Service Business Trust
and
The Shareholders
made as of
May 3, 2005

Table of Contents

I. Definitions		2
II. Purchase of Acquired Assets and Closing		2
2.1	Purchase and Sale of Acquired Assets	2
2.2	Excluded Assets	4
2.3	Assumption of Assumed Liabilities	5
2.4	Retained Liabilities	5
2.5	Purchase Price	7
2.6	Estimated Purchase Price	7
2.7	Retained Amounts	7
2.8	The Closing	10
2.9	Post-Closing Adjustment to Purchase Price	12
2.10	Unobtained Consents	14
2.11	Sellers’ Representative	15
2.12	Further Assurances	16
III. Representations and Warranties Regarding Sellers, NCPS and NDVS		16
3.1	Incorporation; Power and Authority	16
3.2	Valid and Binding Agreement	16
3.3	No Breach; Consents	17
3.4	Capitalization	17
3.5	Subsidiaries	18
3.6	Financial Statements	18
3.7	Absence of Undisclosed Liabilities	18
3.8	Books and Records	18
3.9	Absence of Certain Developments	19
3.10	Property	21
3.11	Accounts Receivable	22
3.12	Tax Matters	22
3.13	Intellectual Property Rights	24
3.14	Material Contracts	26
3.15	Litigation	28
3.16	Insurance	28
3.17	Compliance with Laws; Governmental Authorizations	28
3.18	Environmental Matters	30
3.19	Warranties	30
3.20	Employees	30
3.21	Employee Benefits	32
3.22	Customers	34
3.23	Suppliers	34
3.24	Affiliate Transactions	34
3.25	Brokerage	34
3.26	Availability of Documents	34
3.27	Solvency	34
3.28	Disclosure	35

IV. Representations and Warranties of Buyer		35
4.1	Incorporation; Power and Authority	35
4.2 4.3	Valid and Binding Agreement No Breach; Consents	35 36
4.4	Brokerage	36
V. Agreements of Sellers and the Shareholders		36
5.1	Conduct of the Business	36
5.2	Notice of Developments	37
5.3	Pre-Closing Access	37
5.4	Pre-Closing Mergers	37
5.5	Conditions	37
5.6	Consents and Authorizations; Regulatory Filings	38
5.7	No Sale	38
5.8	Post-Closing Access	38
5.9	Litigation Support	38
5.10	Nondisparagement	38
5.11	Non-Hire	38
5.12	Confidentiality	38
5.13	Assignment of Confidentiality Agreements	39
5.14	Covenant Not to Compete	40
5.15	Change of Business Name	40
5.16	Release of Claims	41
5.17	Termination of 401(k) Plan	41
5.18	Termination; Payment of Wages; Plans	41
5.19	COBRA	42
5.20	Tax Elections	42
5.21	Payment of Taxes by Sellers	42
5.22	Payment of Other Retained Liabilities	42
5.23	Restrictions on Seller Dissolution and Distributions	43
VI. Agreements of Buyer		43
6.1	Conditions	43
6.2	Books and Records; Access	43
6.3	Employee Matters	43
VII. Conditions to Closing		45
7.1	Conditions to Buyer’s Obligations	45
7.2	Conditions to Sellers’ Obligations	47
VIII. Termination		47
8.1	Termination	47
8.2	Effect of Termination	48
IX. Indemnification		48
9.1	Indemnification by Sellers and Shareholders	48
9.2	Indemnification by Buyer and Parent	50
9.3	Third-Party Actions	51
9.4	Sole and Exclusive Remedy	52

9.5	Tax Adjustment	53
9.6	Indemnification in Case of Strict Liability or Indemnitee Negligence	53
X. General		53
10.1	Press Releases and Announcements	53
10.2	Expenses	53
10.3	Amendment and Waiver	54
10.4	Notices	54
10.5	Assignment	55
10.6	No Third-Party Beneficiaries	56
10.7	Severability	56
10.8	Complete Agreement	56
10.9	Schedules	56
10.10	Signatures; Counterparts	56
10.11	Governing Law	56
10.12	Specific Performance	57
10.13	Jurisdiction	57
10.14	Waiver of Jury Trial	57
10.15	Construction	57
10.16	Time of Essence	58

Signatures		59

Exhibit A—Shareholders
Exhibit B—Defined Terms
Exhibit C—Transition Services Agreement
Exhibit D—Bill of Sale
Exhibit E—Assignment and Assumption Agreement
Exhibit F—Form of Opinion of Counsel for Seller

ASSET PURCHASE AGREEMENT
     This ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of May 3, 2005, among Chex Systems, Inc., a Minnesota corporation (“Buyer”), eFunds Corporation, a Delaware corporation and the sole shareholder of Buyer (“Parent”), National Check Protection Service Business Trust, a Massachusetts business trust (“NCPS Business Trust”), National Data Verification Service Business Trust, a Massachusetts business trust (“NDVS Business Trust”), Robert J. Zammito, Jr. (“Sellers’ Representative”) and the shareholders of NCPS Business Trust and NDVS Business Trust listed on Exhibit A (the “Shareholders”). NCPS Business Trust and NDVS Business Trust are referred to in this Agreement together as “Sellers” and each as “Seller.”
Recitals
     WHEREAS, NCPS Business Trust owns all of the outstanding capital stock of National Check Protection Service, Inc., a Massachusetts corporation (“NCPS”).
     WHEREAS, NDVS Business Trust owns all of the outstanding capital stock of National Data Verification Service, Inc., a Massachusetts corporation (“NDVS”).
     WHEREAS, NCPS and NDVS are currently engaged in the business of providing new account verification and employment screening services for financial institutions (the “Business”).
     WHEREAS, the Shareholders together own all of the outstanding shares of beneficial interest in NCPS Business Trust and NDVS Business Trust.
     WHEREAS, the trustees of Sellers have authorized the sale of substantially all of the assets of NCPS and NDVS to Buyer pursuant to the terms of this Agreement.
     WHEREAS, Sellers desire to sell, and Buyer desires to buy, substantially all of the assets of NCPS and NDVS on the terms and subject to the conditions set forth in this Agreement.
     WHEREAS, prior to closing the transactions contemplated by this Agreement, Sellers and the Shareholders will procure the merger of NCPS with and into NCPS Business Trust and the merger of NDVS with and into NDVS Business Trust.
     NOW, THEREFORE, in consideration of the mutual representations, warranties and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

I. Definitions
     All capitalized terms used in this Agreement have the meanings set forth in Exhibit B to this Agreement.
II. Purchase of Acquired Assets and Closing
     2.1 Purchase and Sale of Acquired Assets. At the Closing and on the terms and subject to the conditions set forth in this Agreement, Sellers agree to sell to Buyer, and Buyer agrees to buy from Sellers, free and clear of all Encumbrances except Permitted Encumbrances, all right, title and interest in and to all of the assets that relate to, have been developed for use in connection with, arise from the conduct of, are used or held for use in connection with or are necessary for the conduct of the Business as currently conducted and as currently proposed by Sellers to be conducted without giving effect to the transactions contemplated by this Agreement (the “Acquired Assets”), including the following with respect to each Seller (but excluding the Excluded Assets):
     (a) leasehold interests in all of the real property leased or otherwise used or occupied by Seller, including the Real Property listed on Schedule 3.10, including all improvements and fixtures thereon and all rights and easements appurtenant thereto;
     (b) all equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property of every kind owned or leased by Seller (wherever located and whether or not carried on Seller’s books), together with any express or implied warranty by the manufacturers, sellers or lessors of any item or component part thereof, rights of return, rebate rights, over-payment recovery rights and any other rights of Seller relating to these items (the “Tangible Personal Property”);
     (c) all (i) accounts receivable and other rights to payment from customers of Seller for goods sold or services rendered and the full benefit of all security for such accounts or rights to payment, (ii) other accounts or notes receivable of Seller and the full benefit of all security for such accounts or notes and (iii) Seller’s rights related to any of the foregoing;
     (d) all rights with respect to deposits, prepaid expenses, claims for refunds and rights to offset, including rights relating to the prior payment of Taxes and interest payable with respect to any of the foregoing;
     (e) all (i) Contracts to which Seller is a party or a third party beneficiary, including Contracts that are included in the other items listed in this Section 2.1(e), Contracts under which Seller has rights with respect to any of the other Acquired Assets and Contracts listed on Schedule 3.14, but not including the Excluded Contracts, (ii) outstanding offers or solicitations made by or to Seller to enter into any such Contract and (iii) rights of Seller related to any of the foregoing (the “Acquired Contracts”);
     (f) all Governmental Authorizations that are held by Seller and may be assigned to Buyer, including all pending applications or renewals;

     (g) all written materials, data and records of Seller (in whatever form or medium), including to the extent they exist: (i) client, customer, prospect, supplier, dealer and distributor lists and records, (ii) information regarding referral sources, (iii) product catalogs and brochures, (iv) sales and marketing, advertising and promotional materials, (v) research and development materials, reports and records, (vi) production reports and records, (vii) equipment logs, (viii) service, warranty and claim records, (ix) maintenance records and other documents relating to the Real Property and the Tangible Personal Property, (x) purchase orders and invoices, (xi) sales orders and sales order log books, (xii) material safety data sheets, (xiii) price lists, (xiv) quotations and bids, (xv) operating guides and manuals, (xvi) correspondence, (xvii) books, records, journals and ledgers, (xviii) product ideas and developments and (xix) plans and specifications, plats, surveys, drawings, blueprints and photographs;
     (h) all Owned Intellectual Property Rights, including the items listed on Schedule 3.13, and all rights that Seller may have to institute or maintain any action to protect the same and recover damages for any infringement thereof;
     (i) all Software licensed to Seller, including all such items listed on Schedule 3.13;
     (j) all Licensed-In Intellectual Property Rights (other than Software), including all such items listed on Schedule 3.13, and all rights that Seller may have to institute or maintain any action to protect the same and recover damages for any infringement thereof (such Intellectual Property Rights, together with the Intellectual Property Rights described in Sections 2.1(h) and 2.1(i), the “Acquired Intellectual Property”);
     (k) all of Seller’s other intangible rights and property, including (i) going concern value, (ii) goodwill, (iii) directory, telecopy and e-mail names, numbers, addresses and listings and (iv) domain names, and all rights that Seller may have to institute or maintain any action to protect the same and recover damages for any misappropriation or misuse thereof;
     (l) all insurance benefits, including rights and proceeds, arising from or relating to the Acquired Assets or the Assumed Liabilities prior to the Closing Date;
     (m) cash equal to (x) the proceeds from the sale of Tangible Personal Property, other than in the Ordinary Course of Business, after the date of this Agreement and prior to the Closing Date and (y) the amount of any payments received by Seller prior to the Closing Date related to any performance under any Contract after the Closing Date;
     (n) all of Seller’s claims against third parties related to the Acquired Assets, whether choate or inchoate, known or unknown, contingent or noncontingent; and
     (o) all other rights, properties and assets of every kind, character and description, tangible or intangible, of Seller, whether or not similar to the items specifically listed above.

The foregoing description of the Acquired Assets assumes that the Mergers will have been completed prior to the Closing in accordance with Section 5.4.
     2.2 Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of each Seller (the “Excluded Assets”) are not part of the sale and purchase contemplated by this Agreement, are excluded from the Acquired Assets and will be retained by such Seller and remain the property of such Seller following the Closing:
     (a) all rights of Seller under this Agreement and any other agreements between Seller and Buyer entered into on or after the date of this Agreement;
     (b) Seller’s records relating to the organization, maintenance, existence and good standing of Seller as a business trust and NCPS and NDVS as corporations, namely Seller’s and NCPS’ and NDVS’ (i) charter documents, (ii) qualifications to conduct business as a foreign corporation, (iii) taxpayer and other identification numbers, (iv) minute books, (v) stock records, (vi) tax records, (vii) books of account and (vii) corporate seals;
     (c) any records that Seller is required by Law to retain in its possession (provided, that copies of any such records that are not “Excluded Assets” by another provision of this Section 2.2 will, to the extent permitted by Law, be provided to Buyer at the Closing);
     (d) those Governmental Authorizations and pending applications or renewals of governmental obligations that are nonassignable in accordance with their terms, all of which are listed on Schedule 2.2(d);
     (e) subject to Section 2.1(l), all insurance policies and rights thereunder;
     (f) those Contracts listed in Schedule 2.2(f) (the “Excluded Contracts”) and those Contracts entered into after the date of this Agreement not in accordance with the provisions of this Agreement other than those that Buyer expressly agrees to assume;
     (g) any shares of capital stock of Seller, NCPS and NDVS;
     (h) all securities owned by or on behalf of Seller;
     (i) except as provided in Section 2.1(m), Seller’s cash and cash equivalents (including marketable securities and short-term investments);
     (j) all accounts receivable from any Insider;
     (k) those rights relating to deposits, prepaid expenses, claims for refunds and rights to offset listed on Schedule 2.2(k), including rights relating to the payment of interest payable with respect to any of the foregoing;

     (l) all rights in connection with, and with respect to the assets associated with, any Plan;
     (m) the assets listed on Schedule 2.2(m); and
     (n) any other assets specified by Buyer upon notice to Sellers not less than one day prior to Closing.
     2.3 Assumption of Assumed Liabilities. At the Closing and on the terms and subject to the conditions set forth in this Agreement, Buyer agrees to assume only the following Liabilities of Sellers (the “Assumed Liabilities”):
     (a) all executory Liabilities arising or to be performed after the Closing under all (i) Acquired Contracts listed on Schedule 3.13 or 3.14 as in existence on the date of this Agreement as the same have been provided to Buyer or counsel to Buyer, but not including the Excluded Contracts, (ii) Acquired Contracts not required to be listed pursuant to Section 3.14, as in existence on the date of this Agreement and entered into in the Ordinary Course of Business prior to the date of this Agreement, (iii) Acquired Contracts described in (i) or (ii) to the extent the same are amended after the date of this Agreement in accordance with this Agreement, (iv) Acquired Contracts entered into after the date of this Agreement in accordance with the provisions of this Agreement and (v) those Acquired Contracts entered into after the date of this Agreement not in accordance with the provisions of this Agreement that Buyer expressly agrees to assume, in each case other than any Liability arising out of or relating to a breach that occurred prior to the Closing; and
     (b) all of Sellers’ accounts payable for goods and services incurred in the Ordinary Course of Business that are either reflected on the Latest Balance Sheets or relating to the Business and incurred by a Seller, NCPS or NDVS in the Ordinary Course of Business between the date of the Latest Balance Sheets and the Closing (other than accounts payable to Insiders or Affiliates of either Seller), and that remain unpaid at the Closing without having given rise to a breach.
     2.4 Retained Liabilities. The parties acknowledge that Buyer is not agreeing to assume any Liability of a Seller, NCPS or NDVS, whether related to the Acquired Assets, the Business or otherwise, other than the Assumed Liabilities, and that nothing in this Agreement, including this Section 2.4, will be construed as an agreement otherwise. Notwithstanding anything to the contrary contained in Section 2.3 or elsewhere in this Agreement, the following Liabilities of each Seller (the “Retained Liabilities”) are not part of the sale and purchase contemplated by this Agreement, are excluded from the Assumed Liabilities and will be retained by such Seller and remain the sole responsibility of such Seller following the Closing:
     (a) any Liability arising out of or relating to the Excluded Assets;
     (b) any Liability not reflected on the Final Closing Date Balance Sheet arising out of or relating to the operations of the Business prior to the Closing and to products or services of Seller, NCPS or NDVS to the extent sold or rendered prior to the Closing;

     (c) any Liability under any Contract assumed by Buyer pursuant to Section 2.3 that arises prior to the Closing or arises after the Closing but that arises out of or relates to a Breach that occurred prior to the Closing;
     (d) any Liability for Taxes, including (i) any Taxes arising as a result of the Business or ownership of the Acquired Assets prior to the Closing and (ii) any Taxes that will arise, as a Liability of Seller, NCPS or NDVS, as a result of the sale of the Acquired Assets pursuant to this Agreement;
     (e) any Liability listed on Schedule 2.4(e);
     (f) any Liability arising under any Environmental Law in connection with the operation of the Business prior to the Closing or leasing, ownership or operation of real property by Seller, NCPS or NDVS;
     (g) any Liability under any Plan;
     (h) any Liability arising out of or relating to the disposition of an application for employment, the employment of any employee or the termination of the employment of any employee by Seller, NCPS or NDVS, whether or not the affected employee is hired by Buyer;
     (i) any Liability of Seller, NCPS or NDVS to any Insider or Affiliate;
     (j) any Liability to distribute to any of Seller’s shareholders or otherwise apply all or any part of the consideration received by Seller under this Agreement;
     (k) any Liability to indemnify, reimburse or advance amounts to any officer, director, employee or agent of Seller, NCPS or NDVS;
     (l) any Liability arising out of any Litigation (i) pending as of the Closing or (ii) commenced after the Closing and arising out of or relating to any occurrence, happening or situation existing prior to the Closing, including the Litigation listed on Section 3.15 of the Disclosure Schedule;
     (m) any Liability arising out of or resulting from the compliance or non-compliance with any Law, Governmental Authorization or Governmental Order by Seller, NCPS or NDVS;
     (n) any Liability of Seller under this Agreement, the Transition Services Agreement or any other Contract between Seller, NCPS or NDVS and Buyer;
     (o) a payment obligation for goods or services provided to Seller, NCPS or NDVS before the Closing Date (except to the extent assumed pursuant to Section 2.3(b));
     (p) except as expressly provided in Section 2.3, any obligation under any Contract required to be disclosed in the Disclosure Schedule that is not so disclosed;

     (q) any Liability based upon Seller’s acts or omissions occurring after the Closing;
     (r) any obligations to hire any Person as an employee, but not including Buyer’s obligations arising from any employment offer made by Buyer to any employee of a Seller, NCPS or NDVS; and
     (s) any other contingent Liability not expressly assumed by Buyer.
     2.5 Purchase Price. The aggregate consideration for the Acquired Assets (the “Purchase Price”) shall not exceed $20,000,000 plus the amount, if any, by which the Final Closing Date Working Capital (as defined in Section 2.9(a)) exceeds zero (the “Target Working Capital”) or reduced by the amount, if any, by which the Final Closing Date Working Capital is less than the Target Working Capital.
     2.6 Estimated Purchase Price. At least five business days prior to the Closing Date, Sellers shall deliver to Buyer an estimated consolidated balance sheet (the “Estimated Closing Balance Sheet”) for the Business as of the close of business on the Closing Date (determined on a pro forma basis as though the transactions contemplated by this Agreement had not occurred and in accordance with GAAP applied on a basis consistent with the preparation of the Latest Financial Statements. The Estimated Closing Balance Sheet will include a determination of the Estimated Closing Date Working Capital as of the close of business on the Closing Date. The “Estimated Closing Date Working Capital” means the amount equal to (A) the current assets minus (B) the current liabilities as reflected on the Estimated Closing Balance Sheet. If Buyer objects to the Estimated Closing Balance Sheet, then the Estimated Closing Date Working Capital at the Closing shall be an amount that Buyer reasonably deems appropriate after consultation with Seller and sets forth in a written notice delivered to Seller prior to the Closing Date. “Estimated Purchase Price” means an amount equal to $20,000,000 plus the amount, if any, by which the Estimated Closing Date Working Capital exceeds the Target Working Capital or minus the amount, if any, by which the Target Working Capital exceeds the Estimated Closing Date Working Capital. For further clarity, it is contemplated by the parties that the Estimated Closing Date Working Capital will be calculated in a manner consistent with the example set forth on Schedule 2.6 hereto (which uses the balance sheets of NCPS and NDVS as of December 31, 2004).
     2.7 Retained Amounts.
     (a) Buyer will withhold from the Purchase Price and retain $2,000,000 (the “Retained Amount”). Buyer will keep the Retained Amount in a segregated bank account and will maintain complete and accurate records of the account and provide statements of the account upon the request of Sellers’ Representative. Following the Closing, in the event that Buyer is entitled to a payment under Section 2.9 or Article IX or has a claim for indemnification against Seller pursuant to Article IX, Buyer may deduct the amount of such claim or payment from the Retained Amount. On the first Business Day following the second anniversary of the Closing Date, but in no event before the final determination of any adjustment to the Purchase Price or any set-offs or claims by Buyer, Buyer shall deliver any remaining portion of the Retained Amount, together with simple interest at the rate of 2% per annum, to Sellers’ Representative.

     (b) Contract Retained Amount.
     (i) Buyer will withhold from the Purchase Price and retain an additional $2,500,000 (the “Contract Retained Amount”). Buyer will keep the Contract Retained Amount in a segregated bank account and will maintain complete and accurate records of the account and provide statements of the account upon the request of Sellers’ Representative.
     (ii) Recognizing that both Buyer and Sellers provide new account verification services to Bank of America, N.A. (“B of A”) and that the intent of the Contract Retained Amount is to compensate Sellers to the extent that B of A account verification transaction volumes for the Buyer after the Closing are the same as Sellers experienced in an equivalent period before Closing, the amount of the Contract Retained Amount to be paid by Buyer to Sellers (the “Contract Retained Amount Payment”) shall be determined by multiplying (A) the Contract Retained Amount by the lesser of (B) one and (C) a fraction (1) the numerator of which is equal to the sum of (i) the number of account verification transactions performed by Sellers for B of A during the period from May 1, 2005 to the Closing Date plus (ii) the number of account verification transactions performed by Buyer for B of A at the B of A locations (the “B of A Locations”) serviced by Seller prior to the Closing Date during the period beginning on the Closing Date and ending on April 30, 2006 and (2) the denominator of which is equal to 1,296,204 (such amount being equal to the number of account verification transactions performed by both Sellers and Buyer in respect of the B of A Locations during the period beginning on May 1, 2004 and ending on April 30, 2005). Notwithstanding the foregoing, if there is a decline in B of A transaction volume greater than 30 percent over the reference periods described above, the Contract Retained Amount will be retained by Buyer and will not be paid to Sellers. The amount to be distributed under this Section 2.7(b) shall in no event exceed the Contract Retained Amount.
     (iii) Within 30 days of each of July 31, 2005, October 31, 2005 and January 31, 2006, Buyer shall deliver to Sellers a list setting forth the number of those transactions that it believes qualify as account verification transactions in respect of the B of A Locations that will be included in calculating the Contract Retained Amount Payment.
     (iv) As a material inducement to Buyer to enter into the Agreement, Sellers and Buyer agree that from and after the Closing Date, the Business shall be operated and managed in compliance with the ordinary and customary policies and procedures of Buyer. Sellers further understand and agree that the transactions contemplated by this Agreement constitute a transfer of control to Buyer, and accordingly, Buyer and its representatives will exercise its and their business judgment regarding the operations of the Business or its successors in a manner consistent with its and their duties to the shareholders of Buyer. From and after the Closing Date, Buyer, consistent with its duties and obligations set forth in the preceding sentence, shall use commercially reasonable efforts to operate and manage the Business in such a manner as to provide a reasonable opportunity for the Business to maintain the level of transactions with Bank of America, N.A.

     (v) On or before June 30, 2006, Buyer shall deliver a statement (the “Statement”) to Sellers setting forth the amount of the Contract Retained Amount Payment payable to Sellers. Buyer will make the work papers and back-up materials used in preparing the Statement available to Sellers’ Representative and Sellers’ Representative’s accountants and other representatives at reasonable times and upon reasonable notice during (i) the review by Sellers’ Representative of the Statement and (ii) the resolution by Buyer and Sellers’ Representative of any objections to the Statement.
     (vi) Sellers’ Representative may object to the Statement on the basis that the number of transactions with Bank of America, N.A. was not calculated in accordance with the terms of this Agreement or that the calculation contains mathematical errors. If Sellers’ Representative has any objections to the Statement, Sellers’ Representative will deliver a detailed statement describing such objections to Buyer within 30 days after receiving the Statement. Buyer and Sellers’ Representative will attempt in good faith to resolve any such objections. If Buyer and Sellers’ Representative do not reach a resolution of all objections within 30 days after Buyer has received the statement of objections, Buyer and Sellers’ Representative will retain BDO Seidman, LLP to resolve any remaining objections. If BDO Seidman, LLP is unavailable, Buyer and Sellers’ Representative will select a nationally recognized accounting firm by lot (after excluding the regular outside accounting firms of Parent and Sellers). The accounting firm (whether BDO Seidman, LLP or a substitute accounting firm selected by lot) will resolve any such objections and determine on a pro forma basis the number of account verification transactions to be included in the calculation of the Contract Retained Amount Payment and the amount of the Contract Retained Amount Payment. The parties will provide the accounting firm, within 30 days of its selection, with a definitive statement of the position of each party with respect to each unresolved objection and will advise the accounting firm that the parties accept the accounting firm as the appropriate Person to interpret this Agreement for all purposes relevant to the resolution of the unresolved objections. Buyer will provide the accounting firm access to the books and records of NCPS and NDVS. The accounting firm will have 30 days to carry out a review of the unresolved objections and prepare a written statement of its determination regarding each unresolved objection. The determination of any accounting firm so selected will be set forth in writing and will be conclusive and binding upon the parties.
     (vii) If Buyer and Sellers’ Representative submit any unresolved objections to an accounting firm for resolution as provided in Section 2.7(b)(vi), the party whose determination of the Contract Retained Amount Payment (calculated based on such party’s position regarding the Statement) is furthest from the Contract Retained Amount Payment determined by the accounting firm (based on its resolution of the parties’ objections submitted for determination) will bear its own costs and expenses, the fees and expenses of the accounting firm and the reasonable out-of-pocket costs and expenses (including legal fees and costs) of the other party.
     (viii) Within 10 business days after the date on which the Contract Retained Amount Payment is finally determined pursuant to this Section 2.7(b), Buyer shall pay to Sellers the Contract Retained Amount Payment, together with simple interest at the rate of 2% per annum, by wire transfer of immediately available funds to the account designated by Sellers’ Representative.
     (ix) Judgment upon the award rendered by the accounting firm may be entered in any court of competent jurisdiction.
     2.8 The Closing.
     (a) The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Dorsey & Whitney LLP, 50 South Sixth Street, Minneapolis, Minnesota at 9:00 a.m. on Friday, May 6, 2005 or as soon thereafter as reasonably possible following satisfaction of the conditions set forth in Article VII (the “Closing Date”) or at such other place and on such other date as may be mutually agreed by Buyer and Sellers’ Representative, in which case Closing Date means the date so agreed. The failure of the Closing will not ipso facto result in termination of this Agreement and will not relieve any party of any obligation under this Agreement.
     (b) Subject to the conditions set forth in this Agreement, on the Closing Date:
     (i) Sellers will deliver to Buyer:
     (A) a certificate of each Seller dated the Closing Date stating that the conditions set forth in subsections (a) and (b) of Section 7.1 have been satisfied;
     (B) the text of the resolutions adopted by the trustees of each Seller authorizing the execution, delivery and performance of this Agreement, certified by an appropriate officer of such Seller;
     (C) a copy of the certificates of merger from the Secretary of State of the State of Massachusetts and such other documentation as shall reasonably be requested by Buyer to confirm that the Mergers have been consummated in accordance with Section 5.4;
     (D) a transition services agreement in the form of Exhibit C (the “Transition Services Agreement”), duly executed by Sellers;
     (E) all Required Consents, duly executed by all appropriate parties;
     (F) a bill of sale for the Acquired Assets that are Tangible Personal Property in the form of Exhibit D, duly executed by each Seller;
     (G) an assignment of the Acquired Assets that are intangible rights and property (including Contracts) in the form of Exhibit E, duly executed by each Seller, which assignment shall also contain Buyer’s assumption of the Assumed Liabilities (the “Assignment and Assumption Agreement”);
     (H) appropriate instruments of transfer for the Acquired Assets subject to certificate of title, duly executed by each Seller;

     (I) assignments and assumptions or other appropriate documents for the Real Property and other Acquired Assets under leases accompanied by estoppel certificates acceptable to Buyer, duly executed by each Seller and any other appropriate parties;
     (J) funds sufficient to pay all Taxes necessary for the transfer, filing or recording of the Acquired Assets or otherwise required by this Agreement;
     (K) any other instruments of transfer reasonably requested by Buyer, duly executed by the appropriate Seller;
     (L) executed copies of all agreements, instruments, certificates and other documents necessary or appropriate, in the reasonable opinion of Buyer’s counsel, to release any and all Encumbrances against the assets of Seller, NCPS or NDVS, other than Permitted Encumbrances;
     (M) an amendment to the Organizational Documents of each Seller changing its name in accordance with Section 5.15;
     (N) such other certificates, documents and instruments that Buyer reasonably requests for the purpose of (1) evidencing the accuracy of Sellers’ representations and warranties, (2) evidencing the performance and compliance by each Seller with the agreements contained in this Agreement, (3) evidencing the satisfaction of any condition referred to in Section 7.1 or (4) otherwise facilitating the consummation of the transactions contemplated by this Agreement; and
     (O) a written opinion from Sellers’ counsel, dated as of the Closing Date and addressed to Buyer in the form set forth in Exhibit F.
All actions to be taken by each Seller in connection with the consummation of the transactions contemplated by this Agreement and all certificates, opinions, instruments and other documents required to effect the transactions contemplated by this Agreement will be in form and substance satisfactory to Buyer and Buyer’s counsel in their reasonable determination.
     (ii) Buyer will deliver to Sellers:
     (A) the Estimated Purchase Price less (i) the Retained Amount and (ii) the Contract Retained Amount by wire transfer of immediately available funds to the account designated by Sellers’ Representative to Buyer prior to the Closing;
     (B) a certificate of an appropriate officer of Buyer dated the Closing Date stating that the conditions set forth in subsections (a) and (b) of Section 7.2 have been satisfied;

     (C) the text of the resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement, certified by an appropriate officer of Buyer;
     (D) the Assignment and Assumption Agreement, duly executed by Buyer;
     (E) if not contained in the Assignment and Assumption Agreement, assumptions of leases or other appropriate documents for Real Property, computer equipment and other Acquired Assets under leases, duly executed by Buyer;
     (F) the Transition Services Agreement, duly executed by Buyer; and
     (G) such other certificates, documents and instruments that Seller reasonably requests for the purpose of (1) evidencing the accuracy of Buyer’s representations and warranties, (2) evidencing the performance and compliance by Buyer with the agreements contained in this Agreement, (3) evidencing the satisfaction of any condition referred to in Section 7.2 or (4) otherwise facilitating the consummation of the transactions contemplated by this Agreement.
     (c) All items delivered by the parties at the Closing will be deemed to have been delivered simultaneously, and no items will be deemed delivered or waived until all have been delivered.
     (d) Notwithstanding any investigation made by or on behalf of any of the parties to this Agreement or the results of any such investigation and notwithstanding the fact of, or the participation of such party in, the Closing, the representations, warranties and agreements in this Agreement will survive the Closing.
     (e) The Confidentiality Agreement will terminate effective as of the Closing Date.
     (f) Any sales, use, transfer, vehicle transfer, stamp, conveyance, value added or other similar Tax that may be imposed by any Governmental Entity, and all recording or filing fees, notarial fees and other similar costs of Closing with respect to the purchase and sale of the Acquired Assets, or otherwise on account of this Agreement or the transactions contemplated by this Agreement, will be paid by Seller and will not be part of the Assumed Liabilities or shown on the Closing Date Balance Sheet.
     2.9 Post-Closing Adjustment to Purchase Price.
     (a) Buyer will promptly prepare and deliver within 60 days after the Closing Date, to Sellers’ Representative a balance sheet (the “Final Closing Date Balance Sheet”) for the Business as of the close of business on the Closing Date (determined on a pro forma basis as though the transactions contemplated by this Agreement had not occurred and in accordance with GAAP applied on a basis consistent with the preparation of the Latest Financial Statements). The Final Closing Date Balance Sheet will include a determination of the Closing Date Working Capital of the Business as of the close of business on the Closing Date. “Closing Date Working Capital” means the excess of the current assets over current liabilities shown on the Final Closing Date Balance Sheet. Buyer will make the work papers and back-up materials used in preparing the Final Closing Date Balance Sheet available to Sellers’ Representative and Sellers’ Representative’s accountants and other representatives at reasonable times and upon reasonable notice during (i) the review by Sellers’ Representative of the Final Closing Date Balance Sheet and (ii) the resolution by Buyer and Sellers’ Representative of any objections to the Final Closing Date Balance Sheet.
     (b) Sellers’ Representative may object to the Final Closing Date Balance Sheet on the basis that it was not prepared in accordance with GAAP applied on a basis consistent with the preparation of the Latest Financial Statements or that the calculation of Closing Date Working Capital contains mathematical errors. If Sellers’ Representative has any objections to the Final Closing Date Balance Sheet or the Closing Date Working Capital, Sellers’ Representative will deliver a detailed statement describing such objections to Buyer within 30 days after receiving the Final Closing Date Balance Sheet. Buyer and Sellers’ Representative will attempt in good faith to resolve any such objections. If Buyer and Sellers’ Representative do not reach a resolution of all objections within 30 days after Buyer has received the statement of objections, Buyer and Sellers’ Representative will retain BDO Seidman, LLP to resolve any remaining objections. If BDO Seidman, LLP is unavailable, Buyer and Sellers’ Representative will select a nationally recognized accounting firm by lot (after excluding the regular outside accounting firms of Parent and Sellers). The accounting firm (whether BDO Seidman, LLP or a substitute accounting firm selected by lot) will resolve any such objections and determine on a pro forma basis as though the transactions contemplated by this Agreement had not occurred and, in accordance with GAAP applied on a basis consistent with the preparation of the Latest Financial Statements, the amounts to be included in the Final Closing Date Balance Sheet and the Closing Date Working Capital. The parties will provide the accounting firm, within 30 days of its selection, with a definitive statement of the position of each party with respect to each unresolved objection and will advise the accounting firm that the parties accept the accounting firm as the appropriate Person to interpret this Agreement for all purposes relevant to the resolution of the unresolved objections. Buyer will provide the accounting firm access to the books and records of NCPS and NDVS. The accounting firm will have 30 days to carry out a review of the unresolved objections and prepare a written statement of its determination regarding each unresolved objection. The determination of any accounting firm so selected will be set forth in writing and will be conclusive and binding upon the parties. Buyer will revise the Final Closing Date Balance Sheet and the determination of the Closing Date Working Capital as appropriate to reflect the resolution of any objections to the Final Closing Date Balance Sheet pursuant to this Section 2.9(b).
     (c) If Buyer and Sellers’ Representative submit any unresolved objections to an accounting firm for resolution as provided in Section 2.9(b), the party whose determination of Closing Date Working Capital (calculated based on such party’s position regarding the Closing Date Balance Sheet) is furthest from the Closing Date Working Capital determined by the accounting firm (based on its resolution of the parties’ objections submitted for determination) will bear its own costs and expenses, the fees and expenses of the accounting firm and the reasonable out-of-pocket costs and expenses (including legal fees and costs) of the other party.

     (d) Within 10 business days after the date on which the Closing Date Working Capital is finally determined pursuant to this Section 2.9:
     (i) If the Closing Date Working Capital exceeds the Estimated Closing Date Working Capital (the amount of such excess, the “Excess Working Capital”), (A) Buyer will pay to Sellers an aggregate amount equal to the Excess Working Capital.
     (ii) If the Closing Date Working Capital is less than the Estimated Closing Date Working Capital, an amount equal to such deficiency (the amount of such deficiency, the “Working Capital Shortfall”) will be deducted from the Total Retained Amount.
     (e) All payments to be made to Buyer or Sellers pursuant to Section 2.9(b) will be made by wire transfer of immediately available funds to the accounts designated by Buyer or Sellers, as applicable, no later than 10 business days after the date on which the Closing Date Working Capital is finally determined, and all such payments (and any deductions from the Total Retained Amount) will include simple interest thereon at the annual rate of 2% from the Closing Date to the date of payment or deduction.
     (f) Any payment made pursuant to this Section 2.9 will not preclude any remedy provided in this Agreement or otherwise for any breach of representation, warranty or agreement, and the remedy provided in this Agreement for any breach of representation, warranty or agreement or otherwise will not preclude the adjustment provided in this Section 2.9.
     (g) Judgment upon the award rendered by the accounting firm may be entered in any court of competent jurisdiction.
     2.10 Unobtained Consents. In the event that any Required Consent has not been obtained as of the Closing and Buyer, in its sole discretion, chooses to waive the closing condition as to the obtaining of such Required Consents, then, notwithstanding anything to the contrary contained in Section 2.1, Section 2.3 or elsewhere in this Agreement:
     (a) with respect to any Contract, Governmental Authorization or other item included in the Acquired Assets with respect to which such Required Consent was not obtained (each a “Restricted Asset”), Buyer may elect either (i) to exclude such Restricted Asset from the Acquired Assets, in which event, unless and until the applicable Required Consent is obtained after the Closing, neither this Agreement nor any instrument delivered at the Closing will constitute an assignment or transfer of such Restricted Asset or any interest arising thereunder or resulting therefrom or (ii) to accept the assignment or transfer of such Restricted Asset notwithstanding the failure to obtain the applicable Required Consent;
     (b) regardless of which election Buyer makes pursuant to Section 2.10(a), Seller will continue to use its best efforts to obtain all such Required Consents after the Closing;
     (c) with respect to any Restricted Asset that Buyer has elected to exclude from the Acquired Assets pursuant to Section 2.10(a)(i), if the applicable Required Consent is obtained following the Closing Date, such Restricted Asset shall immediately be deemed to be included in the Acquired Assets, and an appropriate instrument of transfer substantially in the form that would have been used to convey such Restricted Asset pursuant to Section 2.8(b) had such Restricted Asset been acquired by Buyer at the Closing will be promptly executed and delivered by and to the appropriate Persons; and
     (d) with respect to any Restricted Asset that Buyer has elected to have transferred and assigned pursuant to Section 2.10(a)(ii), if the applicable Required Consent is subsequently obtained, any instrument delivered at the Closing will constitute an assignment or transfer of such Restricted Asset and all interests arising thereunder or resulting therefrom in their entirety.
     2.11 Sellers’ Representative.
     (a) Each Seller and Family Shareholder appoints Robert J. Zammito, Jr. (or any Person appointed as a successor Sellers’ Representative pursuant to Section 2.11(b)) as its representative and agent under this Agreement.
     (b) Until all obligations under this Agreement have been discharged (including all indemnification obligations under Article IX), Sellers may, from time to time upon written notice to Sellers’ Representative and Buyer, remove Sellers’ Representative or appoint a new Sellers’ Representative upon the death, incapacity, resignation or removal of Sellers’ Representative. If, after the death, incapacity, resignation or removal of Sellers’ Representative, a successor Sellers’ Representative has not been appointed by Sellers within 15 business days after a request by Buyer, Buyer will have the right to appoint a Sellers’ Representative to fill any vacancy so created by written notice of such appointment to Sellers.
     (c) Each Seller and Family Shareholder authorizes Sellers’ Representative to take any action and to make and deliver any certificate, notice, consent or instrument required or permitted to be made or delivered under this Agreement or under the documents referred to in this Agreement, to waive any requirements of this Agreement or to enter into one or more amendments or supplements to this Agreement that Sellers’ Representative determines in Sellers’ Representative’s sole and absolute discretion to be necessary, appropriate or advisable. The authority of Sellers’ Representative includes the right to hire or retain, at the sole expense of Sellers, such counsel, investment bankers, accountants, representatives and other professional advisors as Sellers’ Representative determines in Sellers’ Representative’s sole and absolute discretion to be necessary, appropriate or advisable in order to perform this Agreement. Any party will have the right to rely upon any action taken by Sellers’ Representative, and to act in accordance with such action without independent investigation.
     (d) Buyer will have no liability to any Seller or Shareholder or otherwise arising out of the acts or omissions of Sellers’ Representative or any disputes among Sellers or with Sellers’ Representative. Buyer may rely entirely on its dealings with, and notices to and from, Sellers’ Representative to satisfy any obligations it might have under this Agreement or any other agreement referred to in this Agreement or otherwise to a Seller.
     (e) Each Seller and Family Shareholder covenants and agrees to indemnify, defend, protect and hold harmless Sellers’ Representative from and against all claims, damages, actions,

suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitations, reasonable attorneys’ fees and expenses of investigations) incurred by Sellers’ Representative as a result of or incident to any indemnification claims brought by the Buyer, or any claim, loss, cost, damage or expenses suffered or incurred by the Sellers’ Representative in the course of his status as such as contemplated herein.
     (f) Sellers’ Representative accepts the appointment made by this Section 2.11 and agrees to abide by the provisions of this Section 2.11.
     2.12 Further Assurances. On and after the Closing Date, each Seller will take all appropriate action and execute any documents, instruments or conveyances of any kind that may be reasonably requested by Buyer to carry out any of the provisions of this Agreement. Effective upon the Closing, each Seller appoints Buyer, in its name, place and stead, to take all actions and to do such things as may be necessary or appropriate to carry out any of the provisions of this Agreement.
III. Representations and Warranties Regarding Sellers, NCPS and NDVS
     Each Seller and Family Shareholder, jointly and severally, represents and warrants to Buyer that, except as described in the Disclosure Schedule, as of the date of this Agreement and as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement):
     3.1 Incorporation; Power and Authority.
     (a) Each Seller (i) is a business trust duly organized, validly existing and in good standing under the laws of the State of Massachusetts; (ii) has all necessary power and authority to execute, deliver and perform this Agreement and the Transition Services Agreement; and (iii) is in full compliance with all provisions of its Organizational Documents.
     (b) Each of NCPS and NDVS is a corporation duly organized, validly existing and in good standing under the laws of the State of Massachusetts, and has all necessary power and authority necessary to own, lease and operate its assets and to carry on its business as conducted and proposed to be conducted. Each of NCPS and NDVS is duly qualified to do business as a foreign corporation in each jurisdiction in which the nature of its business or its ownership of property requires it to be so qualified except where failure could not reasonably be expected to result in a Material Adverse Effect. Each of NCPS and NDVS is in full compliance with all provisions of its Organizational Documents.
     3.2 Valid and Binding Agreement. The execution, delivery and performance of this Agreement and the Transition Services Agreement by each Seller have been duly and validly authorized by all necessary action of that Seller’s trustees or shareholders. This Agreement has been duly executed and delivered by each Seller and constitutes the valid and binding obligation of that Seller, enforceable against it in accordance with its terms, subject to the Remedies Exception. The Transition Services Agreement, when executed and delivered by or on behalf of each Seller, will constitute the valid and binding obligation of that Seller, enforceable against that Seller in accordance with its terms, subject to the Remedies Exception. Each Seller’s trustees have determined this Agreement and the transactions contemplated by this Agreement to be advisable and fair to and in the best interest of that Seller and the holders of beneficial interests in that Seller and have approved this Agreement in accordance with its Organizational Documents and applicable Law, and no such declaration or approval has been changed, withdrawn or revoked.
     3.3 No Breach; Consents. The execution, delivery and performance of this Agreement and the Transition Services Agreement will not (a) contravene any provision of its Organizational Documents; (b) violate or conflict with any Law, Governmental Order or Governmental Authorization; (c) conflict with, result in any breach of any of the provisions of, constitute a default (or any event that would, with the passage of time or the giving of notice or both, constitute a default) under, result in a violation of, increase the burdens under, result in the termination, amendment, suspension, modification, abandonment or acceleration of payment (or any right to terminate) or require a Consent under any Contract that is either binding upon or enforceable against a Seller, NCPS or NDVS or any Governmental Authorization that is held by any of them; (d) result in the creation of any Encumbrance upon the Business, a Seller, NCPS or NDVS or any of their respective assets; (e) require any Governmental Authorization; (f) to Sellers’ Knowledge, give any Governmental Entity or other Person the right to challenge any of the contemplated transactions or to exercise any remedy or obtain any relief under any Law, Governmental Order or Governmental Authorization; or (g) result in any shareholder of a Seller, NCPS or NDVS having the right to exercise dissenters’ appraisal rights.
     3.4 Capitalization.
     (a) The entire beneficial interest in NCPS Business Trust is represented by 1,000 shares of beneficial interest, which are evidenced by transferable share certificates without par value and known as “Shares of Beneficial Interest,” all of which are issued and outstanding. NCPS Business Trust has no securities outstanding that would be entitled to vote on the approval of transactions contemplated by this Agreement. Schedule 3.4(a) lists the names and addresses of each record holder of the Shares of Beneficial Interest in NCPS Business Trust and the number of shares held by each holder.
     (b) The entire beneficial interest in NDVS Business Trust is represented by 1,000 shares of beneficial interest, which are evidenced by transferable share certificates without par value and known as “Shares of Beneficial Interest,” all of which are issued and outstanding. NDVS Business Trust has no securities outstanding that would be entitled to vote on the approval of transactions contemplated by this Agreement. Schedule 3.4(b) lists the names and addresses of each record holder of the Shares of Beneficial Interest in NDVS Business Trust and the number of shares held by each holder.
     (c) The authorized capital stock of NCPS consists solely of 200,000 shares of common stock, of which 100 shares are issued and outstanding, all of which are held by NCPS Business Trust. NCPS has no other securities outstanding that would be entitled to vote on the approval of transactions contemplated by this Agreement.
     (d) The authorized capital stock of NDVS consists solely of 200,000 shares of common stock, of which 100 shares are issued and outstanding, all of which are held by NDVS Business

Trust. NDVS has no other securities outstanding that would be entitled to vote on the approval of transactions contemplated by this Agreement.
     3.5 Subsidiaries. NCPS is the only Subsidiary of NCPS Business Trust. NDVS is the only Subsidiary of NDVS Business Trust. Neither NCPS nor NDVS has any Subsidiary.
     3.6 Financial Statements.
     (a) The unaudited balance sheets as of January 31, 2005 (“Latest Balance Sheet Date”) of NCPS and NDVS (the “Latest Balance Sheets”) and the unaudited statements of income and cash flows of NCPS and NDVS for the one-month period then ended (such statements and the Latest Balance Sheets, the “Latest Financial Statements”) and the audited balance sheet, as of December 31, 2004 (the “Last Fiscal Year End”) and for each of the prior fiscal year ends, of NCPS and NDVS and the audited statements of income and cash flows, including the notes, of NCPS and NDVS for each of the three years ended on the Last Fiscal Year End (collectively, the “Annual Financial Statements”) are based upon the books and records of NCPS and NDVS, have been prepared in accordance with GAAP consistently applied during the periods indicated and present fairly the financial position, results of operations and cash flows of NCPS and NDVS at the respective dates and for the respective periods indicated, except that the Latest Financial Statements may not contain all notes and are subject to normal year-end adjustments, none of which will be material.
     (b) The Latest Balance Sheets do not include any material asset or liability which is not intended to form part of the Business, the Acquired Assets or Assumed Liabilities after giving effect to the transactions contemplated hereby. The statements of income and cash flow included in the Latest Financial Statements do not reflect the operations of any entity or business not intended to constitute the Business after giving effect to the transactions contemplated hereby and reflect all costs that historically have been incurred by the Business.
     (c) Without giving effect to the Mergers, Sellers have no assets other than the shares of NCPS and NDVS, any cash in their respective bank accounts and this Agreement, and Sellers have no Liabilities other than their respective obligations under this Agreement.
     3.7 Absence of Undisclosed Liabilities. Except as reflected or expressly reserved against in the Latest Balance Sheets, none of Sellers, NCPS or NDVS has any Liability relating to the Business, and to Sellers’ Knowledge, there is no basis for any present or future Litigation, charge, complaint, claim, assessment or demand against any of them giving rise to any Liability, except (a) a Liability that has been incurred after the date of the Latest Balance Sheets in the Ordinary Course of Business and that is not a Liability for breach of Contract, breach of warranty, tort, infringement, Litigation or violation of Governmental Order, Governmental Authorization or Law or (b) obligations under any Contract listed on a schedule to this Agreement or under a Contract not required to be listed on such a schedule, which, in the case of both (a) and (b), individually or in the aggregate, are not material to the financial condition of the Business.
     3.8 Books and Records. The books of account of the Business are complete and correct and have been maintained in accordance with sound business practices and the Law. Each transaction is properly and accurately recorded on the books and records of the Business, and each document upon which entries in the books and records of the Business are based is complete and accurate in all material respects. Sellers, NCPS and NDVS each maintain a system of internal accounting controls adequate to insure that it maintains no off-the-book accounts and that its assets are used only in accordance with its management directives. The minute books and stock or equity records of Sellers, NCPS and NDVS, all of which have been made available to Buyer, are complete and correct. The minute books of Sellers, NCPS and NDVS contain accurate records of all meetings held and actions taken by the holders of stock or equity interests, the boards of directors and committees of the boards of directors or other governing body of Sellers, NCPS and NDVS during the last three years, and, to Sellers’ Knowledge, no meeting of any such holders, boards of directors or other governing body or committees has been held for which minutes are not contained in such minute books. At the Closing, all books and records of the Business will be in the possession of Sellers, NCPS and NDVS and, with the exception of books and records that are Excluded Assets, will be delivered to Buyer.
     3.9 Absence of Certain Developments. Since the Last Fiscal Year End, there has not been any Material Adverse Effect and:
     (a) neither of Sellers nor NCPS or NDVS has sold, leased, licensed, transferred or assigned any of their assets, tangible or intangible (including their Intellectual Property Rights), other than for a fair consideration in the Ordinary Course of Business;
     (b) neither of Sellers nor NCPS or NDVS has amended, modified or entered into any Material Contract except for Contracts with vendors or customers in the Ordinary Course of Business;
     (c) no party (including Sellers, NCPS and NDVS) has accelerated, suspended, terminated, modified or canceled any Contract to which a Seller, NCPS or NDVS is a party or by which any of them is bound that would have been a Material Contract at the time of any such action;
     (d) no Encumbrance has been imposed on any assets of the Business except Permitted Encumbrances;
     (e) neither of Sellers nor NCPS or NDVS has made any capital expenditure (or series of related capital expenditures) either involving more than $25,000 or outside the Ordinary Course of Business;
     (f) neither of Sellers nor NCPS or NDVS has any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person or acquired (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any Person, except as contemplated by Section 5.4;
     (g) neither of Sellers nor NCPS or NDVS has issued any note, bond or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money (including advances on existing credit facilities) or Capital Lease;

     (h) neither of Sellers nor NCPS or NDVS has delayed, postponed or accelerated the payment of accounts payable or other Liability or the receipt of any accounts receivable, in each case outside the Ordinary Course of Business;
     (i) neither of Sellers nor NCPS or NDVS has canceled, compromised, waived or released any right or claim (or series of related rights or claims) outside the Ordinary Course of Business;
     (j) except incidental to the sale of products or services in the Ordinary Course of Business, neither of Sellers nor NCPS or NDVS has granted any license or sublicense of any rights under or with respect to any Intellectual Property Rights;
     (k) there has been no change made or authorized in the Organizational Documents of a Seller, NCPS or NDVS except for purposes of completing the Mergers;
     (l) neither of Sellers nor NCPS or NDVS has experienced any damage, destruction or loss (whether or not covered by insurance) to its property involving an amount greater than $25,000;
     (m) neither of Sellers nor NCPS or NDVS has entered into any employment or collective bargaining agreement, written or oral, or modified the terms of any such existing agreement;
     (n) neither of Sellers nor NCPS or NDVS has granted any increase in the base compensation or made any other change in employment terms of any of its directors, officers or employees outside of the Ordinary Course of Business;
     (o) neither of Sellers nor NCPS or NDVS has adopted, amended, modified or terminated any Plan (or taken any such action with respect to any Plan);
     (p) neither of Sellers nor NCPS or NDVS has discharged or satisfied any Encumbrance or paid any liability other than current liabilities paid in the Ordinary Course of Business;
     (q) neither of Sellers nor NCPS or NDVS has disclosed to any Person other than Buyer and authorized representatives of Buyer any proprietary confidential information, other than pursuant to a confidentiality agreement prohibiting the use or further disclosure of such information, which agreement is listed on Schedule 3.9 and is in full force and effect;
     (r) neither of Sellers nor NCPS or NDVS has made any change in accounting principles or practices from those utilized in the preparation of the Annual Financial Statements;
     (s) neither of Sellers nor NCPS or NDVS has (i) made or rescinded any express or deemed election or taken any other discretionary position relating to Taxes, (ii) amended any Return, (iii) settled or compromised any Litigation relating to Taxes or (iv) changed any of their methods of reporting income or deductions for federal or state income Tax purposes from those employed in the preparation of the last filed federal or state Returns;
     (t) neither of Sellers nor NCPS or NDVS has changed any of its methods of accounting in effect on the Latest Balance Sheet Date, other than changes required by GAAP;
     (u) neither of Sellers nor NCPS or NDVS has cancelled or terminated their current insurance policies or allowed any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums were in full force and effect; and
     (v) neither of Sellers nor NCPS or NDVS has committed to take any of the actions described in this Section 3.9.
     3.10 Property.
     (a) Neither of Sellers nor NCPS or NDVS owns any real property. The real properties demised by the leases listed on Schedule 3.10 constitute all of the real property leased (whether or not occupied and including any leases assigned or leased premises sublet for which a Seller, NCPS or NDVS remains liable), used or occupied by the Business.
     (b) The leases of real property listed on Schedule 3.10 as being leased by each Seller, NCPS or NDVS (the “Real Property”) are in full force and effect, and a Seller, NCPS or NDVS holds a valid and existing leasehold interest under each of the leases for the term listed on Schedule 3.10. Except as provided in the lease documentation and to Sellers’ Knowledge, the Real Property is not subject to any ground lease, master lease, mortgage, deed of trust or other Encumbrance or interests that would entitle the holder thereof to interfere with or disturb use or enjoyment of the Real Property or the exercise by the lessee of its rights under such lease so long as the lessee is not in default under such lease.
     (c) Each parcel of Real Property has access sufficient for the conduct of the business as conducted or as proposed to be conducted by the Business on such parcel of Real Property to public roads and to all utilities, including electricity, sanitary and storm sewer, potable water, natural gas, telephone, fiberoptic, cable television and other utilities used in the operation of the business at that location. Neither of Sellers nor NCPS or NDVS is, to Sellers’ Knowledge, in violation of any applicable zoning ordinance or other Law relating to the Real Property, and neither of Sellers nor NCPS or NDVS has received any notice of any such violation or the existence of any condemnation or other proceeding with respect to any of the Real Property.
     (d) There are no improvements made or, to Sellers’ Knowledge, contemplated to be made by any Governmental Entity, the costs of which are to be assessed as assessments, special assessments, special Taxes or charges against any of the Real Property, and there are no present assessments, special assessments, special Taxes or charges.
     (e) Each of Sellers, NCPS and NDVS has good and marketable title to, or a valid leasehold interest in, the buildings, machinery, equipment and other tangible assets and properties used by it, located on its premises or shown in the Latest Balance Sheets or acquired after the date thereof, free and clear of all Encumbrances, except for Permitted Encumbrances, Encumbrances listed on Schedule 3.10 and properties and assets disposed of in the Ordinary Course of Business since the date of the Latest Balance Sheets.
     (f) The buildings, improvements, building systems, machinery, equipment and other tangible assets and properties used in the conduct of the Business are in good condition and repair, ordinary wear and tear excepted, and are usable in the Ordinary Course of Business. Each such asset is suitable for the purposes for which it is used and is proposed to be used, is free from defects (patent and latent), and has been maintained in accordance with normal industry practices.
     (g) The fixed asset listing attached as Schedule 3.10(g) includes all buildings, machinery, equipment and other tangible assets and properties of Sellers, NCPS and NDVS as of the date of the Latest Balance Sheets.
     (h) Each of Sellers, NCPS and NDVS owns or leases all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Business as presently conducted.
     (i) The Acquired Assets constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Business in the matter operated by Sellers, NCPS and NDVS and include all of the operating assets of Sellers, NCPS and NDVS used in the Business.
     3.11 Accounts Receivable. All notes and accounts receivable of the Business are reflected properly on its books of account, are valid, have arisen from bona fide transactions in the Ordinary Course of Business, are subject to no setoff or counterclaim, and are current and collectible. Such notes and accounts receivable will be collected in accordance with their terms (none of which is beyond 60 days) at their recorded amounts, subject only to the reserve for bad debts on the face of the Latest Balance Sheets as adjusted in the books of account of the Business for the passage of time through the Closing Date in the Ordinary Course of Business.
     3.12 Tax Matters.
     (a) Each Seller, NCPS, NDVS and any Tax Affiliate has (i) timely filed (or has had timely filed on its behalf) each Return required to be filed or sent by it in respect of any Taxes or required to be filed or sent by it by any Governmental Entity, each of which was correctly completed and accurately reflected any liability for Taxes of such Seller, NCPS, NDVS and any Tax Affiliate covered by such Return, (ii) timely and properly paid (or had paid on its behalf) all Taxes due and payable for all Tax periods or portions thereof whether or not shown on such Returns, (iii) established in the books of account of such Seller, NCPS or NDVS, in accordance with GAAP and consistent with past practices, adequate reserves for the payment of any Taxes not then due and payable and (iv) complied with all applicable Laws relating to the withholding of Taxes and the payment thereof.
     (b) There are no Encumbrances for Taxes upon any assets of a Seller, NCPS, NDVS or any Tax Affiliate, except Encumbrances for real estate Taxes not yet due.

     (c) No deficiency for any Taxes has been proposed, asserted or assessed against a Seller, NCPS, NDVS or any Tax Affiliate that has not been resolved and paid in full. No waiver, extension or comparable consent given by a Seller, NCPS, NDVS or any Tax Affiliate regarding the application of the statute of limitations with respect to any Taxes or any Return is outstanding, nor is any request for any such waiver or consent pending. There has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or any Return for any Tax year subsequent to the year ended 1997, nor is any such Tax audit or other proceeding pending, nor has there been any notice to a Seller, NCPS, NDVS or any Tax Affiliate by any Governmental Entity regarding any such Tax, audit or other proceeding, or, to Sellers’ Knowledge, is any such Tax audit or other proceeding threatened with regard to any Taxes or Returns.
     (d) Neither Seller, NCPS, NDVS nor any Tax Affiliate has any liability for Taxes in a jurisdiction where it does not file a Return, nor has a Seller, NCPS, NDVS or any Tax Affiliate received notice from a taxing authority in such a jurisdiction that it is or may be subject to taxation by that jurisdiction.
     (e) None of the Assumed Liabilities is an obligation to make any payment that would be treated as an “excess parachute payment” within the meaning of Section 280G of the Code.
     (f) Neither of Sellers nor NCPS or NDVS has been a member of an affiliated combined or unitary group for purposes of Taxes and has no liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of Law), as a transferee or successor, by Contract or otherwise.
     (g) Neither Seller, NCPS, NDVS nor any Tax Affiliate has engaged in any transaction that is subject to disclosure under present or former Treasury Regulations Sections 1.6011-4 or 1.6011-4T, as applicable.
     (h) Each of NCPS and NDVS has validly elected to be a “qualified subchapter S subsidiary” under Section 1361(b)(3)(B) of the Code (a “QSub”) for all periods since January 1, 2001, and has maintained its status as a QSub at all times since such date. NCPS or NDVS has also validly elected to be a QSub in all state and local jurisdictions which recognize such status and in which it would, absent such an election, be subject to corporate income Tax, and has maintained its status as a QSub in each such jurisdiction at all times since the date of such election. No facts or circumstances exist, or have existed, which would cause, or would have caused, the status of NCPS or NDVS as a QSub under federal, state or local law to be subject to termination or revocation.
     (i) Each Seller has validly elected to be an “S corporation” within the meaning of Sections 1361 and 1362 of the Code for all periods since its inception, and has maintained its status as an “S corporation” at all times since such date. Each Seller has also validly elected to be an “S corporation” in all state and local jurisdictions which recognize such status with respect to such Seller and in which it would, absent such an election, be subject to corporate income Tax, and has maintained its status as an “S corporation” in each such jurisdiction at all times since the date of such election. No facts or circumstances exist, or have existed, which would cause, or would have caused, the status of a Seller as an “S corporation” under federal, state or local law to be subject to termination or revocation.
     (j) Sellers, NCPS and NDVS have paid all Taxes associated with their employment of personnel, whether classified as employees or contractors.
     (k) Sellers, NCPS and NDVS do not expect or anticipate the assessment of any additional Taxes on a Seller, NCPS, NDVS or any Tax Affiliate and are not aware of any unresolved questions, claims or disputes concerning the liability for Taxes of a Seller, NCPS, NDVS or any Tax Affiliate that would exceed the estimated reserves established on its books and records. There is no dispute or claim concerning any Tax liability of a Seller, NCPS, NDVS or any Tax Affiliate. Each Seller, NCPS, NDVS and each Tax Affiliate has disclosed on each federal income Tax Return all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.
     3.13 Intellectual Property Rights.
     (a) Schedule 3.13(a)(i) lists and describes all Owned Intellectual Property Rights that are Registered Intellectual Property Rights and all other Owned Intellectual Property Rights. Schedule 3.13(a)(ii) lists all Contracts relating to Licensed-In Intellectual Property Rights other than Software and describes the Intellectual Property Rights covered by such Contracts; to the extent there is no written Contract covering a Licensed-In Intellectual Property Right, Schedule 3.13(a)(ii) lists the licensor and describes the Intellectual Property Rights so licensed. Schedule 3.13(a)(iii) lists all Contracts relating to Licensed-In Intellectual Property Rights that are Software other than Off-the-Shelf Software and describes the Intellectual Property Rights covered thereby; to the extent there is no written Contract covering any Software, Schedule 3.13(a)(iii) lists the licensor and describes the Software so licensed. Schedule 3.13(a)(iv) lists and describes all materials otherwise protectable under Intellectual Property Rights used in the Business as conducted or proposed to be conducted that are in the public domain. The Owned Intellectual Property Rights and the Licensed-In Intellectual Property Rights constitute all Intellectual Property Rights necessary for the Business as conducted.
     (b) Either Seller, NCPS or NDVS owns all right, title and interest in the Owned Intellectual Property Rights free and clear of all Encumbrances (including royalty or other payments), except for those licenses of the Owned Intellectual Property Rights to Persons, payments for use of the Owned Intellectual Property Rights and other Encumbrances listed on Schedule 3.13(b). A Seller, NCPS or NDVS is the official and sole owner of record of all Registered Intellectual Property Rights. No Owned Intellectual Property Right has been infringed by any Person. A Seller, NCPS or NDVS owns all Intellectual Property Rights developed by its current and former employees and independent contractors during the period of their employment or within the scope of their contracting or consulting relationship, as the case may be, with a Seller, NCPS or NDVS. No employee or former employee or independent contractor of a Seller, NCPS or NDVS has any claim with respect to any of its Intellectual Property Rights.

     (c) The documentation relating to all trade secrets listed on Schedule 3.13(a)(i) is current accurate and sufficient in detail and content to identify and explain such trade secrets and to allow their full and proper use without reliance on the knowledge or memory of any individual. All Owned Intellectual Property Rights are valid and enforceable, and no Person has asserted that any Owned Intellectual Property Right is invalid or not enforceable. All Owned Intellectual Property Rights that are Registered Intellectual Property Rights are in full force and effect, and all actions required to keep such rights pending or in effect or to provide full available protection, including payment of filing, examination, annuity, and maintenance fees and filing of renewals, statements of use or working, affidavits of incontestability and other similar actions, have been taken, and no such Registered Intellectual Property Right is the subject of any interference, opposition, cancellation, nullity, re-examination or other proceeding placing in question the validity or scope of such rights. All products covered by Owned Intellectual Property Rights or Licensed-In Intellectual Property Rights that are Registered Intellectual Property Rights and all usages of Owned Intellectual Property Rights or Licensed-In Intellectual Property Rights that are Registered Intellectual Property Rights have been marked with the appropriate patent, trademark or other marking required or desirable to maximize available damage awards.
     (d) The documentation relating to all trade secrets listed on Schedule 3.13(a)(i) is current, accurate and sufficient in detail and content to identify and explain such trade secrets and to allow their full and proper use without reliance on the knowledge or memory of any individual. All reasonable precautions have been taken to protect the secrecy, confidentiality and value of the trade secrets and all other proprietary information used in the Business including the implementation and enforcement of policies requiring each employee or independent contractor who has access to trade secrets to execute proprietary information and confidentiality agreements substantially in a standard form, and each current and former employee and independent contractor of a Seller, NCPS or NDVS has executed such an agreement. There has been no breach or other violation of such agreements. A Seller, NCPS or NDVS has an unqualified right to use all trade secrets and other proprietary information currently used, subject to any Contract relating to Licensed-In Intellectual Property Rights. No such trade secret or other proprietary information is part of the public knowledge or literature, and no trade secret or other proprietary information has been used, divulged or appropriated either for the benefit of any Person other than a Seller, NCPS or NDVS or to the detriment of any of them.
     (e) Neither of Sellers nor NCPS or NDVS has taken action, or failed to take an action, that might have the effect of estopping or otherwise limiting its right to enforce Owned Intellectual Property Rights against any Person.
     (f) Neither of Sellers nor NCPS or NDVS has any present expectation or intention of not fully performing any obligation pursuant to any license, and there is no breach, anticipated breach or default by any other party to any license. There are no renegotiations of, attempts to renegotiate, demands for or outstanding rights to renegotiate any license. To Sellers’ Knowledge, all rights under each license will be fully available to Buyer after the Closing.
     (g) Each Licensed-In Intellectual Property Right for which a Seller, NCPS or NDVS has an exclusive right is in full force and effect, all actions required to keep such right pending or in effect or to provide full protection, including payment of filing, examination, annuity, and maintenance fees and filing of renewals, statements of use or working, affidavits of incontestability and other similar actions, have been taken. No Licensed-In Intellectual Property Right that is a Registered Intellectual Property Right and for which a Seller, NCPS or NDVS has an exclusive right is the subject of any interference, opposition, cancellation, nullity, re-examination or other proceeding placing in question the validity or scope of such right.
     (h) Neither of Sellers nor NCPS or NDVS has infringed, misappropriated or otherwise violated any Third-Party Intellectual Property Right, and neither of Sellers nor NCPS or NDVS has received any notice of any infringement, misappropriation or violation by a Seller, NCPS or NDVS of any Third-Party Intellectual Property Right. No infringement, misappropriation or violation of any Third-Party Intellectual Property Right has occurred or will occur with respect to products or services sold by the Business or with respect to the products or services currently under development or with respect to the conduct of the Business as conducted or proposed to be conducted.
     (i) All Software that is used by a Seller, NCPS or NDVS or is present at any facility or on any equipment of a Seller, NCPS or NDVS is owned by it or is subject to a current license agreement that covers all use of the Software in the Business as conducted or as proposed to be conducted. A Seller, NCPS or NDVS has the right to use the Software used in the Business as it is being used, without any conflict with the rights of others. Neither of Sellers nor NCPS or NDVS is in breach of any license to, or license of, any Software. Neither of Sellers nor NCPS or NDVS uses, relies on or contracts with any Person to provide service bureau, outsourcing or other computer processing services to the Business, in lieu of or in addition to their respective use of the Software. Following the Closing, Buyer will have sufficient rights to all necessary Software, to operate the Business as it is conducted or proposed to be conducted.
     3.14 Material Contracts.
     (a) Schedule 3.14 lists the following Contracts to which a Seller, NCPS or NDVS is a party or subject or by which it is bound (with the Contracts required to be listed on Schedule 3.13, the “Material Contracts”):
     (i) each employment, agency, collective bargaining or consulting Contract;
     (ii) each Contract (A) with any Insider or (B) between or among any Insiders relating in any way to the Business;
     (iii) each distributor, reseller, broker, sales representative, advertising agency or finder’s Contract;
     (iv) each franchise agreement;
     (v) each Contract or group of related Contracts with the same party for the purchase of products or services with an undelivered balance in excess of $25,000;
     (vi) each Contract or group of related Contracts with the same party for the sale of products or services with an undelivered balance in excess of $25,000;

     (vii) each lease of real or personal property with aggregate annual payments in excess of $25,000;
     (viii) each Contract for the sale of any capital assets;
     (ix) each Contract for capital expenditures in excess of $25,000;
     (x) each Contract relating to the borrowing of money or to mortgaging, pledging or otherwise placing an Encumbrance on any of the assets of the Business;
     (xi) each written warranty, guaranty or other similar undertaking with respect to contractual performance extended by a Seller, NCPS or NDVS other than in the Ordinary Course of Business;
     (xii) each Contract relating to any surety bond or letter of credit required to be maintained by the Business;
     (xiii) each Contract that contains or provides for an express undertaking by a Seller, NCPS or NDVS to be responsible for consequential damages;
     (xiv) each Contract concerning a partnership or joint venture;
     (xv) each Contract providing for the development of any products, Software or Intellectual Property Rights;
     (xvi) each Contract containing exclusivity, noncompetition or nonsolicitation provisions or that would otherwise prohibit a Seller, NCPS or NDVS from freely engaging in business anywhere in the world or prohibiting the solicitation of the employees or contractors of any other entity;
     (xvii) each Contract pertaining to confidentiality or non-disclosure;
     (xviii) each Capital Lease;
     (xix) each Contract terminable by any other party upon a change of control of a Seller, NCPS or NDVS or upon the failure of a Seller, NCPS or NDVS to satisfy financial or performance criteria specified in such Contract;
     (xx) each power of attorney that is currently in effect; and
     (xxi) each other Contract of a Seller, NCPS or NDVS not entered into in the Ordinary Course of Business or that is material to the business, financial condition, results of operations or prospects of the Business taken as a whole.
     (b) Each Material Contract is valid and binding, currently in force and enforceable in accordance with its terms, subject to the Remedies Exception. A Seller, NCPS or NDVS has performed all obligations required to be performed by it in connection with each Material Contract. Neither of Sellers nor NCPS or NDVS has received any notice of any claim of default by it under or termination of any Material Contract. Neither of Sellers nor NCPS or NDVS has any present expectation or intention of not fully performing any obligation pursuant to any Material Contract, and there is no breach, anticipated breach or default by Seller, NCPS or NDVS or any other party to any Material Contract. There is no renegotiation of, attempt to renegotiate or outstanding right to renegotiate any material terms of any Material Contract and no Person has made written demand for such renegotiation. To Sellers’ Knowledge, Seller, NCPS or NDVS can perform each Material Contract for the sale of products or services on time, at a profit and without unusual expenditures of time and money. Neither of Sellers nor NCPS or NDVS has any obligation to refund payments received for work not yet performed under a Material Contract where the percentage of work completed is less than the percentage of revenues received to date.
     3.15 Litigation. Except for the Litigation involving the Family Shareholders, Dan Lalumiere and the Healey Trust described in Section 3.15 of the Disclosure Schedule (the “Healey/Zammito Litigation”), no Litigation is pending or, to the Knowledge of Sellers, threatened against a Seller, NCPS or NDVS and there is no reasonable basis for any Litigation against a Seller, NCPS or NDVS. Neither of Sellers nor NCPS or NDVS is subject to any outstanding Governmental Order.
     3.16 Insurance.
     (a) Sellers, NCPS and NDVS have at all times since January 1, 2003, maintained insurance relating to the Business and covering property, fire, casualty, liability and workers’ compensation. Such insurance (i) is in full force and effect, (ii) is sufficient for compliance with all requirements of applicable Law, (iii) is valid and enforceable, (iv) insures against risks of the kind customarily insured against and in amounts customarily carried by businesses similarly situated and (v) provides adequate insurance coverage for the activities of the Business. Schedule 3.16 lists each policy of insurance in effect.
     (b) Schedule 3.16 lists by year for the current policy year and each of the two preceding policy years a summary of the loss experience under each policy involving any claim in excess of $25,000, setting forth (i) the name of the claimant, (ii) a description of the policy by insurer, type of insurance and period of coverage and (iii) the amount and a brief description of the claim. Schedule 3.16 also describes the loss experience for all claims in excess of $10,000 that were self-insured, including the aggregate cost of such claims.
     3.17 Compliance with Laws; Governmental Authorizations.
     (a) Each of Sellers, NCPS and NDVS has complied with all applicable Laws and Governmental Orders. Neither of Sellers nor NCPS or NDVS is relying on any exemption from or deferral of any Law, Governmental Order or Governmental Authorization that would not be available to Buyer after the Closing.
     (b) Each of Sellers, NCPS and NDVS has in full force and effect all Governmental Authorizations necessary to conduct its business and own and operate its properties, and Schedule 3.17(b) lists each Governmental Authorization held by it. Sellers, NCPS and NDVS have complied with all Governmental Authorizations applicable to them except where failure could not reasonably be expected to result in a Material Adverse Effect. The Governmental Authorizations (i) have not been violated and (ii) are not subject to any pending, or to the Knowledge of Sellers, threatened proceeding seeking their revocation or limitation.
     (c) (i) The operation of the Business as currently conducted does not violate (A) the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., the Gramm-Leach-Bliley Act, 15 U.S.C. § 6801-6809, the Driver’s Privacy Protection Act of 1994, 18 U.S.C. § 2771 et seq., and similar state Laws, or (B) to Sellers’ Knowledge, any other credit reporting, privacy (including the solicitation of customers who have elected under applicable law to prevent the sharing of personal information), data protection, publicity, advertising or similar federal, state or local Law or Governmental Order of any kind, (C) nor has a Seller, NCPS or NDVS received notice of any such violation, and neither of Sellers nor NCPS or NDVS is aware of any facts that would give rise to such a violation.
     (ii) Neither Seller, NCPS, NDVS nor any of their directors, officers, Affiliates, agents or employees has violated or is currently in default or violation under (A) the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., the Gramm-Leach-Bliley Act, 15 U.S.C. § 6801-6809, the Driver’s Privacy Protection Act, 18 U.S.C. § 2771 et seq., and similar state Laws, nor (B) to Sellers’ Knowledge, any other Law or Governmental Order applicable to a Seller, NCPS or NDVS or any of their assets, properties, or operations, including without limitation any credit reporting, privacy (including the solicitation of customers who have elected under applicable law to prevent the sharing of personal information), data protection, publicity, advertising or similar federal, state or local law of any kind.
     (iii) Neither of Sellers nor NCPS or NDVS is a party to any Contract, license or agreement wherein or whereby it has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability, or provide a right of rescission, with respect to compliance by the counterparty thereto with any Law or Governmental Order, including without limitation any credit reporting, privacy (including the solicitation of customers who have elected under applicable law to prevent the sharing of personal information), data protection, publicity, advertising or similar federal, state or local law of any kind (including the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., the Gramm-Leach-Bliley Act, 15 U.S.C. § 6801-6809, the Driver’s Privacy Protection Act, 18 U.S.C. § 2771 et seq., and similar state Laws).
     (d) Neither of Sellers nor NCPS or NDVS has offered, authorized, promised, made or agreed to make any gifts, payments or transfers of property of any kind (other than incidental gifts of nominal value) in connection with any actual or proposed transaction, except as required or permitted by the Laws of each applicable jurisdiction and in each such case has complied with the U.S. Foreign Corrupt Practices Act.
     (e) Neither of Sellers nor NCPS or NDVS has ever had a legal obligation to file any form, report, schedule, proxy statement or other document with the SEC, and neither of Sellers nor NCPS or NDVS has filed with the SEC any such form, report, schedule, proxy statement or other document.

     3.18 Environmental Matters.
     (a) Neither of Sellers nor NCPS or NDVS is in violation of any Law, Governmental Authorization or Governmental Order relating to environmental matters (“Environmental Laws”), including, but not limited to, matters related to air pollution, water pollution, noise control, on-site or off-site hazardous substance (as defined in the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and including any other dangerous waste), handling, discharge, disposal or recovery, toxic or hazardous substances or materials (whether products or waste), asbestos, PCBs, and transportation or shipping safety and no notice of violation of any Environmental Laws have been received by a Seller, NCPS or NDVS, nor, to Sellers’ Knowledge, is any such notice threatened.
     (b) To Sellers’ Knowledge: (i) no hazardous, dangerous or toxic materials have been generated, contained, handled, located, used, manufactured, processed, buried, incinerated, deposited, stored or released on, under or about any part of the Real Property, (ii) the buildings and improvements located on the Real Property do not contain asbestos, urea, formaldehyde, radon at levels above natural background, polychlorinated biphenyls (PCBs) or pesticides and (iii) no aboveground or underground storage or fuel tanks are located on, under or about the Real Property.
     (c) To Sellers’ Knowledge, no expenditure will be required following the Closing for a Seller, NCPS, NDVS or Buyer to comply with any Environmental Laws in connection with the operation or continued operation of the Business on the Real Property in a manner consistent with the current operation thereof.
     (d) Each Seller, on behalf of itself and its successors and assigns, hereby waives, releases and agrees not to bring any claim, demand, cause of action or proceeding, including without limitation any cost recovery action, against Buyer under any Environmental Law.
     3.19 Warranties. Except as listed on Schedule 3.19, no product provided or service performed by a Seller, NCPS or NDVS is subject to any guaranty, warranty or other indemnity, nor are any claims pending or, to the Knowledge of Sellers, threatened for product liability or breach of any warranty relating to any such product or service.
     3.20 Employees.
     (a) Schedule 3.20(a) lists each employee of a Seller, NCPS or NDVS as of the date of this Agreement, states the total number of employees and indicates for each such employee, and in the aggregate, full-time, part-time and temporary status.
     (b) Schedule 3.20(b) lists each salaried employee of a Seller, NCPS or NDVS as of the date of this Agreement and shows for each such employee their annual salary, any other compensation payable to them (including compensation payable pursuant to bonus, incentive, deferred compensation or commission arrangements), date of employment and position. To the Knowledge of Sellers, no executive employee of a Seller, NCPS or NDVS and no group of employees has any plans to terminate his, her or their employment. Sellers, NCPS and NDVS have complied at all times with all applicable Laws relating to employment and employment practices and those relating to the calculation and payment of wages (including overtime pay, maximum hours of work and child labor restrictions), equal employment opportunity (including Laws prohibiting discrimination and/or harassment or requiring accommodation on the basis of race, color, national origin, religion, gender, disability, age, sexual orientation or otherwise), affirmative action and other hiring practices, occupational safety and health, workers’ compensation, unemployment compensation, the payment of social security and other Taxes, and unfair labor practices under the National Labor Relations Act or applicable state law. Sellers, NCPS and NDVS do not have any labor relations problem pending or, to the Knowledge of Sellers, threatened, and their labor relations are satisfactory. There are no workers’ compensation claims pending against a Seller, NCPS or NDVS, or, to the Knowledge of Sellers, any facts that would give rise to such a claim. No employee of a Seller, NCPS or NDVS is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the Business.
     (c) Schedule 3.20(c), Part 1, lists each employee of a Seller, NCPS or NDVS as of the date of this Agreement who holds a temporary work authorization, including H-1B, L-1, F-1 or J-1 visas or work authorizations (the “Work Permits”), and shows for each such employee the type of Work Permit and the length of time remaining on such Work Permit. With respect to each Work Permit, all of the information that a Seller, NCPS or NDVS provided to the Department of Labor and the Immigration and Naturalization Service or the Department of Homeland Security (collectively, the “Department”) in the application for such Work Permit was true and complete. A Seller, NCPS or NDVS received the appropriate notice of approval from the Department with respect to each such Work Permit. Neither of Sellers nor NCPS or NDVS has received any notice from the Department that any Work Permit has been revoked. There is no action pending or, to the Knowledge of Sellers, threatened to revoke or adversely modify the terms of any Work Permit. Except as disclosed in Schedule 3.20(c), Part 2, no employee of a Seller, NCPS or NDVS is (a) a non-immigrant employee whose status would terminate or otherwise be affected by the transactions contemplated by this Agreement, or (b) an alien who is authorized to work in the United States in non-immigrant status. For each employee of a Seller, NCPS or NDVS hired after November 6, 1986, that Seller, NCPS or NDVS has retained an Immigration and Naturalization Service Form I-9, completed in accordance with applicable Law. Sellers, NCPS and NDVS have each re-verified the employment eligibility status of all of their current employees by completing a new Form I-9 for each such employee.
     (d) The employment of any terminated former employee of a Seller, NCPS or NDVS has been terminated in accordance with any applicable Contract terms and applicable Law, and neither of Sellers nor NCPS or NDVS has liability under any Contract or applicable Law toward any such terminated employee. The transactions contemplated by this Agreement will not cause a Seller, NCPS or NDVS to incur or suffer any liability relating to, or obligation to pay, severance, termination or other payment to any Person.
     (e) Neither of Sellers nor NCPS or NDVS has made any loans (except advances for business travel, lodging or other expenses in the Ordinary Course of Business) to any Insider.
     (f) Within the last five years, neither of Sellers nor NCPS or NDVS has experienced and, to the Knowledge of Sellers, there has not been threatened, any strike, work stoppage, slowdown, lockout, picketing, leafleting, boycott, other labor dispute, union organization attempt, demand for recognition from a labor organization or petition for representation under the National Labor Relations Act or applicable state law. No grievance, demand for arbitration or arbitration proceeding arising out of or under any collective bargaining agreement is pending or, to the Knowledge of Sellers, threatened. No Litigation is pending or, to the Knowledge of Sellers, threatened respecting or involving any applicant for employment, any current employee or any former employee, or any class of the foregoing, including Litigation involving:
     (i) the Equal Employment Opportunity Commission or any other corresponding state or local fair employment practices agency relating to any claim or charge of discrimination or harassment in employment;
     (ii) the United States Department of Labor or any other corresponding state or local agency relating to any claim or charge concerning hours of work, wages or employment practices;
     (iii) the Occupational Safety and Health Administration or any other corresponding state or local agency relating to any claim or charge concerning employee safety or health;
     (iv) the Office of Federal Contract Compliance or any corresponding state agency; and
     (v) the National Labor Relations Board or any corresponding state agency, whether relating to any unfair labor practice or any question concerning representation, and, to Sellers’ Knowledge, there is no reasonable basis for any such Litigation.
     (g) No employee of a Seller, NCPS or NDVS is covered by any collective bargaining agreement, and no collective bargaining agreement is being negotiated.
     (h) Seller, NCPS and NDVS have each paid in full to all employees all wages, salaries, bonuses and commissions due and payable to such employees and have fully reserved in their books of account all amounts for wages, salaries, bonuses and commissions due but not yet payable to such employees.
     (i) There has been no lay-off of employees or work reduction program undertaken by or on behalf of a Seller, NCPS or NDVS in the past two years, and no such program has been adopted by a Seller, NCPS or NDVS or publicly announced.
     3.21 Employee Benefits.
     (a) Schedule 3.21 lists all Plans by name.
     (b) Sellers’ Representative has delivered to Buyer true, complete and up-to-date copies of all Plans and compensation policies and all amendments thereto.
     (c) No fact, condition or circumstance exists that would materially affect the information contained in the documents provided pursuant to this Section 3.21 and, in particular, no promises or commitments have been made by a Seller, NCPS or NDVS to amend any Plan or compensation policy.
     (d) Except as disclosed on Schedule 3.21, all Plans are duly registered where required by any Governmental Entity (including registration with the relevant tax authorities where such registration is required to qualify for tax exemption or other beneficial tax status) and comply in all material respects with the requirements of ERISA, the Code and any other applicable law.
     (e) Neither of Sellers nor NCPS or NDVS has incurred any liabilities or obligations with respect to any of the Plans that are not funded, insured or accrued in accordance with GAAP. The group health plans, as defined in Section 4980B(g) of the Code, that benefit employees of a Seller, NCPS or NDVS are in compliance with the continuation coverage requirements of Section 4980B of the Code. There are no outstanding violations of Section 4980B of the Code with respect to any Plan, covered employees or qualified beneficiaries.
     (f) Neither of Sellers nor NCPS or NDVS contributes, nor has it ever contributed, to any multi-employer plan, as defined in Section 3(37) of ERISA. Neither of Sellers nor NCPS or NDVS has any actual or potential liabilities under Section 4201 of ERISA for any complete or partial withdrawal from a multi-employer plan. Neither of Sellers nor NCPS or NDVS has any actual or potential liability to provide coverage for death or medical benefits after separation from employment, other than health care continuation benefits described in Section 4980B of the Code or similar statute.
     (g) Neither Seller, NCPS, NDVS nor any of their respective directors, officers, trustees, employees or other “fiduciaries,” as such term is defined in Section 3(21) of ERISA, has committed any breach of fiduciary responsibility imposed by ERISA or any other applicable law with respect to any Plan.
     (h) There has been no occurrence or development that has, and the consummation of the transactions contemplated by this Agreement will not, subject Buyer, Buyer’s Subsidiaries or any of their respective directors, officers or employees to any liability with respect to the Plans under ERISA or any other governmental regulation.
     (i) None of the Plans provide coverage for benefits beyond retirement or other termination of service to employees or their beneficiaries or dependants.
     (j) Neither of Sellers nor NCPS or NDVS has unsatisfied liabilities or is reasonably expected to incur any liabilities that could become a liability of Buyer with respect to any Plan, and, with respect to each such Plan, full payment has been made of all amounts that a Seller, NCPS or NDVS is required, under the terms of each such Plan, to have paid as contributions to that Plan.
     (k) None of the Acquired Assets is subject to any lien under Section 412(n) of the Code or Section 4068 of ERISA.
     (l) Schedule 3.21 lists each employee of a Seller, NCPS or NDVS who is (i) absent from active employment due to short or long term disability, (ii) absent from active employment on a leave pursuant to the Family and Medical Leave Act or a comparable state Law, (iii) absent from active employment on any other leave or approved absence (together with the reason for each leave or absence), (iv) absent from active employment due to military service (under conditions that give the employee rights to re-employment) or (v) currently receiving severance benefits.
     3.22 Customers. Schedule 3.22 lists the eight (8) largest customers of the Business on a consolidated basis for each of the last two fiscal years and for the interim period ended on the Latest Balance Sheet Date and sets forth opposite the name of each such customer the percentage of net sales attributable to such customer for each such period. No customer listed on Schedule 3.22 has indicated that it will stop or decrease the rate of business done with a Seller, NCPS or NDVS. Buyer has received copies of all Contracts with such respect to such persons.
     3.23 Suppliers. Schedule 3.23 lists the 10 largest suppliers of the Business on a consolidated basis for each of the last two fiscal years and for the interim period ended on the Latest Balance Sheet Date and sets forth opposite the name of each such supplier the approximate percentage of purchases attributable to such supplier for each such period. No supplier listed on Schedule 3.23 is a sole source of supply for the Business. No supplier listed on Schedule 3.23 has indicated that it will stop or decrease the rate of business done with a Seller, NCPS or NDVS. Buyer has received copies of all Contracts with respect to such persons.
     3.24 Affiliate Transactions. No Insider has any Contract with a Seller, NCPS or NDVS (other than employment not represented by a written Contract and terminable at will), any loan to or from a Seller, NCPS or NDVS or any interest in any assets (whether real, personal or mixed, tangible or intangible) used in or pertaining to the Business. No Insider has any direct or indirect interest in any competitor, supplier or customer of a Seller, NCPS or NDVS or in any Person from whom or to whom a Seller, NCPS or NDVS leases any property, or in any other Person with whom Seller, NCPS or NDVS otherwise transacts business of any nature. Ownership by an Insider, as a passive investment, of less than (a) three percent of the outstanding shares of capital stock of any corporation whose stock is listed on a national securities exchange or publicly traded on The NASDAQ National Market or (b) ten percent of a privately held entity, will not constitute a breach of this Section 3.24.
     3.25 Brokerage. Other than Daniel Lalumiere, no Person will be entitled to receive any brokerage commission, finder’s fee, fee for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of a Seller, NCPS or NDVS for which Buyer is or could become liable or obligated, other than the amounts payable by NCPS under the agreement dated November 22, 2002 between NCPS and Daniel Lalumiere, which will be paid by Sellers.
     3.26 Availability of Documents. Sellers have delivered to Buyer correct and complete copies of the items referred to in the Disclosure Schedule or in this Agreement (and in the case of any items not in written form, a written description thereof).
     3.27 Solvency.
     (a) Neither of Sellers nor NCPS or NDVS is insolvent or will be rendered insolvent by any of the transactions contemplated by this Agreement. As used in this Section 3.27,

“insolvent” means that the sum of the debts and other probable Liabilities of a Seller, NCPS or NDVS, respectively, exceeds the present fair saleable value of its assets.
     (b) Immediately after giving effect to the consummation of the transactions contemplated by this Agreement, (i) each Seller, NCPS and NDVS will be able to pay its Liabilities as they become due in the usual course of its business; (ii) neither of Sellers nor NCPS or NDVS will have unreasonably small capital with which to conduct its present or proposed business; (iii) each Seller, NCPS and NDVS will have assets (calculated at fair market value) that exceed its Liabilities; (iv) taking into account all pending and threatened litigation, final judgments against a Seller, NCPS or NDVS in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, a Seller, NCPS or NDVS will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Sellers, NCPS and NDVS; and (v) the cash available to each Seller, NCPS and NDVS, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.
     3.28 Disclosure.
     (a) This Agreement, the exhibits, the Disclosure Schedule, the Annual Financial Statements or the Latest Financial Statements do not contain any untrue statement or omit any material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.
     (b) Except as set forth in this Agreement or the Disclosure Schedule, to Sellers’ Knowledge, there is no fact that has specific application to the Business (other than general economic or industry conditions) and that may materially adversely affect the assets, business, prospects, financial condition or results of operations of the Business.
IV. Representations and Warranties of Buyer
     Buyer and Parent, jointly and severally, represent and warrant to Sellers that as of the date of this Agreement and as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement):
     4.1 Incorporation; Power and Authority. Buyer and Parent are each corporations duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, with all necessary power and authority to execute, deliver and perform this Agreement and the Transition Services Agreement.
     4.2 Valid and Binding Agreement. The execution, delivery and performance of this Agreement and the Transition Services Agreement by each of Buyer and Parent has been duly and validly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Buyer and Parent and constitutes the valid and binding obligation of each, enforceable against each in accordance with its terms, subject to the Remedies Exception. The Transition Services Agreement, when executed and delivered by Buyer and Parent will constitute its valid and binding obligation, enforceable against each of them in accordance with its terms, subject to the Remedies Exception.
     4.3 No Breach; Consents. The execution, delivery and performance of this Agreement and the Transition Services Agreement by each of Buyer and Parent will not (a) contravene any provision of its Organizational Documents; (b) violate or conflict with any Law, Governmental Order or Governmental Authority; (c) conflict with, result in any breach of any of the provisions of, constitute a default (or any event that would, with the passage of time or the giving of notice or both, constitute a default) under, result in a violation of, increase the burdens under, result in the termination, amendment, suspension, modification, abandonment or acceleration of payment (or any right to terminate) or require a Consent, including any Consent under any Contract or Governmental Authorization that is either binding upon or enforceable against Buyer or Parent; or (d) require any Governmental Authorization.
     4.4 Brokerage. No Person will be entitled to receive any brokerage commission, finder’s fee, fee for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of Buyer for which Sellers, NCPS or NDVS is or could become liable or obligated.
V. Agreements of Sellers and the Shareholders
     5.1 Conduct of the Business. To and including the Closing Date, except with the prior consent of Buyer or as otherwise provided in this Agreement, each Seller shall, and shall cause NCPS and NDVS to:
     (a) conduct the Business only in, and will not take any action except in, the Ordinary Course of Business and in accordance with applicable Law;
     (b) not amend or modify any Material Contract or enter into any Contract that would have been a Material Contract if such Contract had been in effect on the date of this Agreement, except that a Seller, NCPS or NDVS may enter into Contracts with vendors or customers in the Ordinary Course of Business;
     (c) (i) use its best efforts to preserve its business organization and goodwill, keep available the services of its officers, employees and consultants and maintain satisfactory relationships with vendors, customers and others having business relationships with it, (ii) subject to applicable Laws, confer on a regular and frequent basis with representatives of Buyer to report operational matters and the general status of ongoing operations as requested by Buyer and (iii) not take any action that would render, or that reasonably may be expected to render, any representation or warranty made by Sellers in Article III of this Agreement untrue at the Closing as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representation or warranty, including any actions referred to in Section 3.9;
     (d) except in the Ordinary Course of Business, not use extraordinary selling efforts that would have the effect of accelerating sales prior to the time reasonably expected, through offering of discounts, shipment of goods prior to anticipated shipping dates or otherwise;

     (e) not change any of its methods of accounting in effect on the Latest Balance Sheet Date, other than changes required by GAAP; and
     (f) not cancel or terminate its current insurance policies or allow any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect.
     5.2 Notice of Developments. Each Seller will promptly notify Buyer of any emergency or other change in the Ordinary Course of Business of that Seller, NCPS or NDVS or the commencement or threat of Litigation. Each Seller will promptly notify Buyer in writing if that Seller should discover that any representation or warranty made by it, NCPS or NDVS in this Agreement was when made, has subsequently become or will be on the Closing Date untrue in any respect.
     5.3 Pre-Closing Access. Through the Closing Date, each Seller will (and will cause NCPS and NDVS to) afford to Buyer and its authorized representatives full access at all reasonable times and upon reasonable notice to the facilities, offices, properties, technology, processes, books, business and financial records, officers, employees, business plans, budgets, and projections, suppliers and other information of each Seller, NCPS and NDVS, and the work papers of Kevin P. Martin & Associates, their independent accountants, and otherwise provide such assistance as may be reasonably requested by Buyer in order that Buyer have a full opportunity to make such investigation and evaluation as it reasonably desires to make of the business and affairs of each Seller, NCPS and NDVS. In addition, each Seller will (and will cause NCPS and NDVS to) cooperate fully (including providing introductions where necessary) with Buyer to enable Buyer to contact third parties, including employees, suppliers, customers and prospective customers of NCPS and NDVS, and to offer employment to employees of NCPS and NDVS. Subject to Laws, Buyer will have full access to the personnel records (including performance appraisals, disciplinary actions, grievances and medical records) of NCPS and NDVS for the purpose of preparing for and conducting employment interviews with all Active Employees. Each Seller will provide such Plan documents and summary plan descriptions, employee data or other information as may be reasonably required to carry out the arrangements described in Section 6.3. The Confidentiality Agreement will apply with respect to information obtained by Buyer under this Section 5.3. Any direct contact with a Seller’s customers shall be subject to that Seller’s prior written approval, which shall not be unreasonably withheld.
     5.4 Pre-Closing Mergers. Prior to the Closing Date, Sellers and the Shareholders will take all action necessary under all applicable Laws to cause NCPS to merge with and into NCPS Business Trust, and NDVS to merge with and into NDVS Business Trust, with Sellers as the surviving entities, and to cause the assignment of all of the assets and liabilities of NCPS and NDVS to the respective Sellers by operation of law (the “Mergers”).
     5.5 Conditions. Each Seller will use its best efforts to cause the conditions set forth in Section 7.1 to be satisfied and to consummate the transactions contemplated by this Agreement as soon as reasonably possible and in any event prior to the Closing Date.

     5.6 Consents and Authorizations; Regulatory Filings. Sellers will obtain, and will cause NCPS or NDVS to obtain, (at no cost or burden to Buyer) all Consents and Governmental Authorizations (the “Required Consents”) necessary or reasonably desirable for the consummation of the transactions contemplated by this Agreement or that could, if not obtained, adversely affect the conduct of the Business as it is conducted or proposed to be conducted, including those listed on Schedule 5.6, as promptly as practicable. Sellers will keep Buyer reasonably advised of the status of obtaining the Required Consents.
     5.7 No Sale. Each Seller will not (and will cause NCPS and NDVS not to) sell, pledge, transfer or otherwise place any Encumbrance on any of the Acquired Assets.
     5.8 Post-Closing Access. After the Closing Date, each Seller will afford to Buyer, its accountants and counsel, during normal business hours, upon reasonable request, full access to its books and records and those of NCPS and NDVS pertaining to the Business.
     5.9 Litigation Support. In the event and for so long as Buyer is actively contesting or defending against any Litigation in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction existing or occurring on or prior to the Closing Date involving the Acquired Assets, each Seller and Shareholder will cooperate in the contest or defense, make available its personnel and provide such testimony and access to its books and records as may be reasonably necessary in connection with the contest or defense, at the cost and expense of Buyer (unless and to the extent Buyer is entitled to indemnification therefor under Article IX).
     5.10 Nondisparagement. No Seller or Shareholder will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier or other business associate of a Seller, NCPS or NDVS from maintaining the same business relationship with Buyer after the Closing as it maintained with such Seller, NCPS or NDVS prior to the Closing. Each Seller will refer all customer inquiries relating to the Business to Buyer from and after the Closing.
     5.11 Non-Hire. During the period that commences on the Closing Date and ends on the second anniversary of the Closing Date, no Seller or Shareholder will, and each Seller and Shareholder will cause each of its Affiliates not to, employ (or attempt to employ or interfere with any employment relationship with) any employee of the Business; provided, however, that the provisions of this Section 5.11 shall not apply to Persons terminated without cause by Buyer if such Persons are hired by a business other than a Competing Business.
     5.12 Confidentiality.
     (a) Except as necessary and appropriate in the Ordinary Course of Business until the Closing, and in all circumstances after the Closing, and other than as necessary and appropriate to protect a party’s interests in connection with the Healey/Zammito Litigation, each Seller and Shareholder will keep confidential and protect, and will not divulge, allow access to or use in any way, any of the following with respect to the Business: (i) Intellectual Property Rights, including current and planned manufacturing and distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans,

Software, database technologies, systems, structures, architectures and data (and related processes, formulae, compositions, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), (ii) any and all information concerning the Business (including historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials ), however documented, and (iii) any and all notes, analyses, compilations, studies, summaries and other material containing or based, in whole or in part, on any information included in the foregoing (“Confidential Information”). Each Seller and Shareholder acknowledges that such Confidential Information constitutes a unique and valuable asset of the Business and represents a substantial investment of time and expense, and that any disclosure or other use of such Confidential Information other than as provided in the preceding sentence or for the sole benefit of Buyer would be wrongful and would cause irreparable harm to Buyer. Promptly after the Closing, each Seller and Shareholder will deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible and intangible embodiments (and all copies) of such Confidential Information that are in its possession. The foregoing obligations of confidentiality will not apply to any Confidential Information that is or subsequently becomes generally publicly known, other than as a direct or indirect result of the breach of this Agreement by any Seller or Shareholder.
     (b) Each Seller and Shareholder acknowledges that Buyer has required it makes the agreements in this Section 5.12 as a condition to Buyer’s purchase of the Acquired Assets and consummation of the transactions contemplated by this Agreement. Each Seller and Shareholder agrees that the agreements contained in this Section 5.12 are reasonable and necessary to protect the legitimate interests of Buyer and that any violation or breach of this Section 5.12 will result in irreparable injury to Buyer for which no adequate remedy would exist at law. Accordingly, in addition to any relief at law that may be available to Buyer for such violation or breach and regardless of any other provision contained in this Agreement, Buyer will be entitled to injunctive and other equitable relief restraining such violation or breach (without any requirement that Buyer provide any bond or other security).
     (c) In the event that any Seller or Shareholder is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, other than as necessary and appropriate to protect a party’s interests in connection with the Healey/Zammito Litigation, Seller or Shareholder will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 5.12. If, in the absence of a protective order or the receipt of a waiver from Buyer, Seller or any Shareholder is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Seller or Shareholder may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Seller or Shareholder will notify Buyer and use best efforts to cooperate with Buyer to obtain, at the request of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer designates.
     5.13 Assignment of Confidentiality Agreements. Effective upon the Closing, each Seller will assign to Buyer all of Seller’s right, title and interest in and to any confidentiality agreement to which Seller or the agent of Seller may be a party pertaining to the confidentiality of information relating to the Business or the hiring of employees of the Business. Each Seller will request the return or destruction of information covered by any such agreement within two business days of the date of this Agreement to the broadest extent permitted by such confidentiality agreement.
     5.14 Covenant Not to Compete.
     (a) As an inducement for Buyer to enter into this Agreement and as additional consideration for the consideration to be paid to Sellers under this Agreement, for a period of five years from the Closing Date, no Seller or Shareholder will, directly or indirectly, engage in, acquire, own or hold a business anywhere in the United States of America or in any other geographic area in which the Business operates as of the Closing Date that competes with the Business as conducted prior to the Closing Date (a “Competing Business”), including as a proprietor, principal, agent, partner, officer, director, shareholder, employee, member of any association, consultant or otherwise. Ownership by a Seller or a Shareholder, as a passive investment, of less than three percent of the outstanding shares of capital stock of any corporation whose stock is listed on a national securities exchange or publicly traded on The NASDAQ National Market will not constitute a breach of this Section 5.14.
     (b) Each Seller and Shareholder acknowledges that Buyer has required that it makes the agreements in this Section 5.14 as a condition to Buyer’s consummation of the transactions contemplated by this Agreement. Each Seller and Shareholder acknowledges that the agreements contained in this Section 5.14 are reasonable (including with respect to duration, geographical area and scope) and necessary to protect the legitimate interests of Buyer and the Business, including the preservation of the Business, and that any violation or breach of this Section 5.14 will result in substantial and irreparable harm to Buyer for which no adequate remedy would exist at law. Accordingly, in addition to any relief at law that may be available to Buyer for such violation or breach and regardless of any other provision contained in this Agreement, Buyer will be entitled to injunctive and other equitable relief restraining such violation or breach (without any requirement that Buyer provide any bond or other security).
     (c) In the event of a violation or breach by any Seller or Shareholder of any agreement set forth in this Section 5.14, the term of such agreement will be extended by the period of the duration of such violation or breach.
     (d) If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5.14 is invalid or unenforceable, the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.
     5.15 Change of Business Name. On or prior to the Closing Date, each Seller shall change its business name to a name that is not confusingly similar to National Check Protection Service or National Data Verification Service and shall cease to use any element of either name of or any trademarks of NCPS or NDVS in Seller’s business name, printed materials, signage, websites or similar identifying materials.
     5.16 Release of Claims.
     (a) Each Seller and its respective successors and assigns waive, release and agree not to bring any claim, demand, cause of action or proceeding, including any cost recovery action, against Buyer or any Affiliate of Buyer under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any state equivalent or any similar Law now existing or hereinafter enacted.
     (b) Harry W. Healey, Jr., the Healey Trust and their respective successors and assigns waive, release and agree not to bring any claim, demand, cause of action, whether known or unknown, or proceeding against Buyer, any Affiliate of Buyer or any of their respective officers, directors, employees, agents or shareholders, arising out of or in any way related to the Healey/Zammito Litigation or any other claim, demand or cause of action, whether known or unknown, of any kind or character, which either now exist, may exist, or may later exist, arising from, resulting from, or in any way growing out of any act, event, transaction, occurrence, agreement or relationship occurring at any time prior to the date of this Agreement. The foregoing sentence shall not constitute a waiver or release of any claim, demand or cause of action of Harry W. Healey, Jr. or the Healey Trust against any of the Family Shareholders, Sellers or, with respect to his acts or omissions prior to the date of this Agreement, Dan Lalumiere.
     (c) Harry W. Healey, Jr. and the Healey Trust further agree not to seek injunctive relief or any other remedy against any Shareholder or Seller in connection with the Healey/Zammito Litigation that would prevent such Shareholder or Seller from performing any of his, her or its obligations in this Agreement or that would otherwise impair the ability of Buyer or Parent to enforce any provision of this Agreement or the Transition Services Agreement against such Shareholder or Seller.
     5.17 Termination of 401(k) Plan. Prior to the Mergers, Sellers shall cause NCPS and NDVS to terminate their 401(k) plan, contingent on the Closing. Sellers shall cause the distribution of the 401(k) plan assets and liquidation and wind-down of the 401(k) plan trust as soon as administratively feasible following the Closing. Sellers shall deliver to Buyer a favorable determination letter with respect to the 401(k) plan (or other evidence of tax qualifications satisfactory to Buyer) prior to or immediately following the termination of the 401(k) plan and take such further action as is required of Sellers in Section 6.3. Nothing in this Section shall be construed to limit liability of any Seller or Shareholder for the representations made under Section 3.21.
     5.18 Termination; Payment of Wages; Plans. Immediately prior to the Closing, each Seller will terminate the employment of all its then current employees and employment arrangements, including but not limited to employment, agency, collective bargaining or consulting Contract described in Section 3.14(a)(i). Each Seller will be responsible for (a) the payment of all wages and other remuneration due to Active Employees with respect to their services as employees of the Business through the close of business on the Closing Date, including pro rata bonus payments and all vacation pay earned prior to the Closing Date, (b) the payment of any termination or severance payments and the provision of health plan continuation coverage in accordance with the requirements of COBRA and Sections 601 through 608 of ERISA and (c) any and all payments to employees that may be required under the WARN Act.
     5.19 COBRA. On and after the Closing Date, each Seller will maintain a group health plan and will provide COBRA continuation coverage to all “M&A Qualified Beneficiaries,” as that term is defined by Treas. Reg. §54.4980B-9 (“Final IRS COBRA Regulations”), with respect to the sale of the Acquired Assets. Seller will maintain such group health plan for at least the maximum period that COBRA continuation coverage may be available to the COBRA M&A Qualified Beneficiaries under the Final IRS COBRA Regulations (including any second COBRA qualifying events experienced by the M&A Qualified Beneficiaries.) Buyer will not be a “Successor Employer” under the Final IRS COBRA Regulations by virtue of a Seller’s continued maintenance of a group health plan for the entire period the M&A Qualified Beneficiaries may be entitled to COBRA continuation coverage.
     5.20 Tax Elections. Neither of Sellers nor NCPS or NDVS will make any election with respect to Taxes, change an annual accounting period, adopt or change any accounting method, take any discretionary position with respect to Taxes, or file an amended Tax Return or any report or form with respect to Taxes of a Seller, NCPS or NDVS which affect the Acquired Assets without prior consultation with and consent of Buyer (which shall not be unreasonably withheld), if such election, adoption, change, position or filing would have the effect of increasing the Tax liability of Buyer with respect to the Acquired Assets with respect to any period ending after the Closing Date.
     5.21 Payment of Taxes by Sellers.
     (a) Sellers will pay in a timely manner all Taxes resulting from or payable in connection with the sale of the Acquired Assets pursuant to this Agreement, regardless of the Person on whom such Taxes are imposed by Law.
     (b) Sellers will pay all sales and use taxes imposed by the State of Massachusetts with respect to the Business for all periods prior to the Closing Date and will deliver to Buyer, no later than June 30, 2005, a tax clearance certificate or other evidence reasonably satisfactory to Buyer from the taxing authority of the State of Massachusetts evidencing payment in full of such taxes.
     (c) Each Seller and Buyer will (i) provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any Return, audit or other examination by any taxing authority or judicial or administrative proceedings relating to liability for Taxes, (ii) retain and provide the other with any records or other information that may be relevant to such Return, audit or examination, proceeding or determination, and (iii) provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Return of the other for any period.
     5.22 Payment of Other Retained Liabilities. In addition to payment of Taxes pursuant to Section 5.21, each Seller will pay, or make adequate provision for the payment, in full all of the Retained Liabilities and other Liabilities of that Seller under this Agreement. If any such Liabilities are not so paid or provided for, or if Buyer reasonably determines that failure to make any payments will impair Buyer’s use or enjoyment of the Acquired Assets or conduct of the business previously conducted by that Seller, NCPS or NDVS with the Acquired Assets and the payment has not been reasonably disputed by such Seller, Buyer may, at any time after the Closing Date, elect to make all such payments directly (but shall have no obligation to do so) without limiting Buyer’s right to recover such payments from that Seller or from the Retained Amount.
     5.23 Restrictions on Seller Dissolution and Distributions. Neither Seller will dissolve, nor make any distribution of the proceeds received pursuant to this Agreement, other than distributions to cover tax liabilities, of proceeds received pursuant to this Agreement, until Seller’s payment, or adequate provision for the payment, of all of its obligations pursuant to Sections 5.21 and 5.22.
VI. Agreements of Buyer
     Buyer agrees with Sellers that:
     6.1 Conditions. Buyer will use its best efforts to cause the conditions set forth in Section 7.2 to be satisfied and to consummate the transactions contemplated by this Agreement as soon as reasonably possible and in any event prior to the Closing Date.
     6.2 Books and Records; Access. After the Closing Date, Buyer will cause the Business to hold all of the books and records of the Business existing on the Closing Date in accordance with Buyer’s retention policies in effect from time to time for a period of not less than two years from the Closing Date and, if it thereafter proposes to destroy or dispose of any such books and records, to offer first in writing at least 60 days prior to such proposed destruction or disposition to surrender them to Sellers’ Representative at the sole expense of Sellers. After the Closing Date, Buyer will cause the Business to afford Sellers’ Representative and its accountants and counsel, during normal business hours, upon reasonable request, full access to such books and records of the Business directly related to a Seller’s Tax or Litigation matters involving the Business. Buyer will make available to Sellers’ Representative upon written request and at the expense of Sellers, but consistent with Buyer’s business requirements, reasonable assistance of any of the Business’s personnel whose assistance or participation is required by Sellers’ Representative, in anticipation of, or preparation for, existing or future Litigation or Tax matters in which a Seller is involved related to the Business.
     6.3 Employee Matters.
     (a) Nothing in this Agreement will be construed to create a right in any employee of the Business to employment with Buyer. Although Buyer will not be obligated to offer employment to any particular employee of the Business, Buyer agrees to offer employment to at least 75% of the current employees of the Business prior to the Closing, which are contingent on the Closing and subject to background checks and drug testing according to Buyer’s policies and procedures. Buyer’s intention to extend offers of employment as set forth in this Section 6.3 will not constitute any commitment, Contract or understanding (express or implied) of any obligation on the part of Buyer to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Buyer may establish pursuant to individual offers of employment. Subject to any agreement between an employee and Buyer, the employment of each employee of the Business who is hired by Buyer will be “at will” employment. Any employment offered by Buyer is “at will” and may be terminated by Buyer or by an employee at any time for any reason (subject to any written commitments to the contrary made by Buyer and to Law). Buyer will not have any responsibility, liability or obligation, whether to Active Employees, former employees, their beneficiaries or to any other Person, with respect to any employee benefit plans, practices, programs or arrangements (including the establishment, operation or termination thereof and the notification and provision of COBRA coverage extension) maintained by a Seller.
     (b) Buyer may interview any Active Employee. Within five business days of the date of this Agreement, Sellers will make available, in electronic form, such information with respect to each Active Employee as Buyer may reasonably request. Buyer will provide Sellers with a list of Active Employees to whom Buyer has made an offer of employment that has been accepted effective on the Closing Date (the “Hired Active Employees”). Immediately after the Closing, each Seller will terminate the employment of all its then current employees, including all Hired Active Employees.
     (c) Nothing in this Agreement will be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any Hired Active Employee after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of any Hired Active Employee. Buyer will set its own initial terms and conditions of employment for the Hired Active Employees and others it may hire, including work rules, benefits and salary and wage structure, all as permitted by law. Buyer is not obligated to assume any collective bargaining agreements under this Agreement. Each Seller will be solely liable for any severance payment required to be made to its employees due to the transactions contemplated by this Agreement.
     (d) With respect to any benefit plans or policies of Buyer or Parent, no Hired Active Employee shall be given credit for service with a Seller, NCPS or NDVS prior to the Closing for any purpose including, but not limited to, eligibility, vesting and benefit accrual.
     (e) After the Closing, Parent and Buyer shall allow all of the Hired Active Employees who are residents of the United States to participate in Parent’s 401(k) plan on the same terms and conditions as apply to other similarly situated employees of Buyer and its affiliates, with no credit given for service with a Seller, NCPS or NDVS prior to Closing. As soon as practicable after the Closing and subject to delivery by Sellers’ Representative to Buyer of a favorable determination letter with respect to NCPS’ or NDVS’ 401(k) plan (or other evidence of tax qualifications satisfactory to Buyer) and the satisfaction of any other applicable legal requirements to such transfer, Sellers shall permit each such Hired Active Employee to effect a “direct rollover” (within the meaning of Section 401(a)(31) of the Code) of his or her account balances under the 401(k) plan in accordance with applicable Law, and Parent and Buyer shall cause the Parent’s 401(k) plan to accept such direct rollover (including promissory notes evidencing outstanding loans with respect to Hired Active Employees who elect a direct rollover of their entire account balances).

     (f) Buyer will not assume any Plan and will not succeed to any Plan assets.
     (g) Each Seller will (or will cause NCPS or NDVS to) give any notices required by Law and take whatever other actions with respect to any Plan as may be necessary to carry out this Section 6.3.
     (h) Each Seller will provide Buyer with completed INS Forms I-9 and attachments with respect to each Hired Active Employee, except for such employees as that Seller certifies in writing to Buyer are exempt from such requirement.
     (i) The participation by each Hired Active Employee in Welfare Plans maintained by a Seller, NCPS or NDVS shall cease on the Closing Date. As of the Closing Date, Buyer shall permit Hired Active Employees immediately to commence participation in Parent’s Welfare Plans that are offered to similarly situated employees of Buyer. Hired Active Employees may be eligible to participate in Parent’s long and short-term disability plans only after such Hired Active Employees complete the waiting period that applies to other similarly situated employees of Buyer and its Affiliates. Hired Active Employees may not participate in Parent’s severance plans. Parent’s Welfare Plans in which Hired Active Employees participate on and after the Closing Date shall waive any pre-existing condition exclusion (to the extent such exclusion was waived under applicable Welfare Plans offered by a Seller, NCPS or NDVS to its employees) and any proof of insurability for such Hired Active Employees and their eligible dependents. For purposes of this Agreement, “Welfare Plan” shall mean any plan, fund, policy or program which provides employees with welfare benefits or similar fringe benefits.
VII. Conditions to Closing
     7.1 Conditions to Buyer’s Obligations. The obligation of Buyer to take the actions required to be taken by it at the Closing is subject to the satisfaction or waiver, in whole or in part, in Buyer’s sole discretion (but no such waiver will waive any rights or remedy otherwise available to Buyer), of each of the following conditions at or prior to the Closing:
     (a) The representations and warranties set forth in Article III will be true and correct (without taking into account any supplemental disclosures after the date of this Agreement by any Seller or Shareholder or the discovery of information by Buyer);
     (b) Sellers and the Shareholders will have performed and complied with each of their agreements contained in this Agreement;
     (c) Each Required Consent will have been obtained and be in full force and effect;
     (d) Buyer will have obtained each Governmental Authorization required to operate the Business in the manner it was operated prior to the Closing Date, other than authorization to access the Massachusetts Criminal History Systems Board criminal offender record information system (CORI);
     (e) Buyer will have received evidence satisfactory to it that no Litigation is pending or threatened (i) challenging or seeking to prevent or delay consummation of any of the transactions contemplated by this Agreement, (ii) asserting the illegality of or seeking to render unenforceable any material provision of this Agreement or the Transition Services Agreement, (iii) seeking to prohibit direct or indirect ownership, combination or operation by Buyer of any portion of the Acquired Assets, or to compel Buyer or any of its Subsidiaries to dispose of, or to hold separately, or to make any change in any portion of the business or assets of Buyer or its Subsidiaries, as a result of the transactions contemplated by this Agreement, or incur any burden, (iv) seeking to require direct or indirect transfer or sale by Buyer of, or to impose material limitations on the ability of Buyer to exercise full rights of ownership of, any of the Acquired Assets or (v) imposing or seeking to impose material damages or sanctions directly arising out of the transactions contemplated by this Agreement on Buyer or any of its officers or directors or with respect to any portion of the Acquired Assets;
     (f) No Law or Governmental Order will have been enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity that would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 7.1(f)
     (g) After the date of this Agreement, no Material Adverse Effect will have occurred;
     (h) No Person will have asserted or threatened that, other than as set forth in the Disclosure Schedule, such Person (i) is the owner of, or has the right to acquire or to obtain ownership of, any of the Acquired Assets or (ii) is entitled to all or any portion of the Purchase Price;
     (i) Buyer will have received from counsel for Sellers a written opinion, dated the Closing Date, addressed to Buyer and in the form set forth in Exhibit F;
     (j) Buyer or an Affiliate or Subsidiary of Buyer will have entered into employment, consulting, noncompete or nonsolicitation agreements with Daniel Lalumiere, Kevin Magennis and Karen Salvas, on terms and conditions satisfactory to it, such agreements will be in full force and effect and none of such Persons will have indicated any intention of not fulfilling his or her obligations under any such agreement;
     (k) Buyer will have been satisfied (in its sole discretion) with the results of its continuing business, legal, environmental and accounting due diligence regarding Sellers, NCPS and NDVS;
     (l) Seller will have delivered each of the agreements, certificates, instruments and other documents that it is obligated to deliver pursuant to Section 2.8(b)(i), and such agreements so delivered will be in full force and effect;
     (m) Buyer will have received releases of all Encumbrances on the Acquired Assets, other than Permitted Encumbrances; and
     (n) Buyer will have received certificates dated as of a date not earlier than the fifth business day prior to the Closing as to the good standing of each Seller, executed by the appropriate officials of the State of Massachusetts and each jurisdiction in which a Seller, NCPS or NDVS is licensed or qualified to do business as a foreign corporation as specified in Schedule 3.1.

     7.2 Conditions to Sellers’ Obligations. The obligation of Sellers to take the actions required to be taken by it at the Closing is subject to the satisfaction or waiver, in whole or in part, in the sole discretion of Sellers’ Representative (but no such waiver will waive any right or remedy otherwise available under this Agreement), of each of the following conditions at or prior to the Closing:
     (a) The representations and warranties set forth in Article IV will be true and correct;
     (b) Buyer will have performed and complied with each of its agreements contained in this Agreement;
     (c) No Law or Governmental Order will have been enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity that prohibits the Closing; and
     (d) Buyer will have delivered each of the certificates, instruments and other documents that it is obligated to deliver pursuant to Section 2.8(b)(ii).
VIII. Termination
     8.1 Termination. This Agreement may be terminated prior to the Closing:
     (a) by the mutual written consent of Buyer and Sellers’ Representative;
     (b) by Sellers’ Representative, if
     (i) Buyer has or will have breached any representation, warranty or agreement contained in this Agreement in any material respect;
     (ii) the transactions contemplated by this Agreement will not have been consummated on or before May 31, 2005; provided, that Sellers’ Representative will not be entitled to terminate this Agreement pursuant to this Section 8.1(b)(i) if Sellers’ failure to comply fully with their obligations under this Agreement has prevented the consummation of the transactions contemplated by this Agreement;
     (iii) a Law or Governmental Order will have been enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity that prohibits the Closing;
     (iv) any of the conditions set forth in Section 7.2 will have become impossible to satisfy; or
     (v) after the date of this Agreement, there is a material adverse change in the financial condition of Buyer that significantly impairs Buyer’s ability to perform its obligations under this Agreement.
     (c) by Buyer, if

     (i) Any Seller or Shareholder has or will have breached any representation, warranty or agreement contained in this Agreement in any material respect;
     (ii) the transactions contemplated by this Agreement will not have been consummated on or before May 31, 2005; provided, that Buyer will not be entitled to terminate this Agreement pursuant to this Section 8.1(c)(i) if Buyer’s failure to comply fully with its obligations under this Agreement has prevented the consummation of the transactions contemplated by this Agreement;
     (iii) a Law or Governmental Order will have been enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity that would reasonably be expected to result directly or indirectly, in any of the consequences referred to in Section 7.1(d);
     (iv) after the date of this Agreement, a Material Adverse Effect will have occurred;
     (v) any of the conditions set forth in Section 7.1 will have become impossible to satisfy; or
     (vi) Buyer will have discovered any fact or circumstance existing as of the date of this Agreement that has not been previously disclosed on the Disclosure Schedule that has a Material Adverse Effect.
     8.2 Effect of Termination. The right of termination under Section 8.1 is in addition to any other rights Buyer or a Seller may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies and will not preclude an action for breach of this Agreement. If this Agreement is terminated, all continuing obligations of the parties under this Agreement will terminate except that Article X and the Confidentiality Agreement will continue in force in accordance with its terms unless terminated or modified by the parties in writing.
IX. Indemnification
     9.1 Indemnification by Sellers and Shareholders.
     (a) Sellers and Shareholders (collectively, for purposes of this Article IX only, “Sellers”) will indemnify in full Buyer and hold it harmless against any Loss, whether or not actually incurred prior to the applicable date referred to in Section 9.1(e), arising from, relating to, constituting or reflected by (i) any breach or inaccuracy in any of the representations and warranties of Sellers contained in this Agreement or in the Disclosure Schedule or any closing certificate delivered by or on behalf of any Seller pursuant to this Agreement (any such breach or inaccuracy to be determined without regard to any qualification for “materiality,” “in all material respects” or similar qualification and, with respect to the representations and warranties in Section 3.11, without regard to any exception set forth on the Disclosure Schedule); (ii) the operation of the Business on or prior to the Closing Date (except for liabilities accurately reflected on the Final Closing Date Balance Sheet), (iii) the Litigation disclosed in Section 3.15 of the Disclosure Schedule; (iv) any liability of a Seller, NCPS or NDVS for Taxes incurred on or prior to the Closing Date; (v) failure of a Seller, NCPS or NDVS to pay and discharge its obligations that Buyer has not explicitly assumed pursuant to this Agreement, including any liability imposed on Buyer as a matter of Law; (vi) any claim by a customer of Buyer for a credit, discount or payment arising out of any sales made by a Seller, NCPS or NDVS on or prior to the Closing Date; (vii) any noncompliance with any Bulk Sales Laws or fraudulent transfer law in respect of the contemplated transactions; (viii) any liability under the WARN Act or any similar state or local Law that may result from an “Employment Loss,” as defined by 29 U.S.C. 2101(a)(6), caused by any action of a Seller, NCPS or NDVS prior to the Closing or by Buyer’s decision not to hire previous employees of a Seller, NCPS or NDVS; (ix) any Plan established or maintained by a Seller, NCPS or NDVS; (x) any Retained Liabilities and (xi) any breach of any of the agreements of any Seller contained in this Agreement (collectively, “Buyer Losses”).
     (b) Sellers will indemnify Buyer for Buyer Losses (i) resulting from breaches or inaccuracies of Sections 3.6 through 3.28 (excluding Sections 3.11 and 3.12) and (ii) pursuant to Section 9.1(a)(ii) only if the aggregate amount of all Buyer Losses attributable to this Section 9.1(b) exceeds $100,000 (the “Basket Amount”), in which case Sellers will be liable for all Buyer Losses under this Agreement; provided, however, that in determining the amount of Buyer Losses that Buyer has incurred, in no event shall Sellers be liable for any individual Buyer Loss in an amount that is less than $10,000, unless such Buyer Loss relates to a Buyer Claim that arises from the same or substantially similar set of facts or circumstances as one or more other Buyer Claims and the aggregate of Buyer Losses so arising is at least $10,000.
     (c) All Buyer Claims for indemnification pursuant to this Article IX shall be satisfied first from the Retained Amount. In the event that the available Retained Amount is insufficient to cover any claim for indemnification pursuant to this Article IX, Buyer Claims shall be satisfied by payment by Sellers to Buyer via wire transfer of immediately available funds.
     (d) Sellers’ Liability will not exceed $10,000,000 for Buyer Losses (i) resulting from breaches or inaccuracies of Sections 3.6 through 3.28 (excluding Sections 3.11 and 3.12), or (ii) pursuant to Section 9.1(a)(ii).
     (e) If Buyer has a claim for indemnification under this Section 9.1, Buyer will deliver to Sellers one or more written notices of Buyer Losses (each a “Buyer Claim”), prior to the second anniversary of the Closing Date, except for Buyer Losses arising from a breach or inaccuracy in the representations and warranties made in Sections 3.1 through 3.5 (Organizational Structure and Power and Authority), 3.12 (Tax Matters), 3.13 (Intellectual Property), 3.18 (Environmental) or 3.21 (Employee Benefits) or any breach of any of the agreements by any Seller contained in this Agreement, for which Buyer will deliver a Buyer Claim prior to 30 days after the expiration of the applicable statute of limitations. No Seller will have any liability under this Section 9.1 unless the written notices required by the preceding sentence are given by the date specified. Any Buyer Claim will state in reasonable detail the basis for such Buyer Losses to the extent then known by Buyer and the nature of the Buyer Loss for which indemnification is sought, and it may state the amount of the Buyer Loss claimed. If such Buyer Claim (or an amended Buyer Claim) states the amount of the Buyer Loss claimed and Sellers notify Buyer that Sellers do not dispute the claim described in such notice or fails to notify Buyer within 20 business days after delivery of such notice by Buyer whether Sellers dispute the claim described in such notice, the Buyer Loss in the amount specified in Buyer’s notice will be admitted by Sellers (an “Admitted

Claim”), and Sellers will pay the amount of such Buyer Loss to Buyer. If Sellers have timely disputed the liability of Sellers with respect to a Buyer Claim (or an amended Buyer Claim) stating the amount of a Buyer Loss claimed, Sellers and Buyer will proceed in good faith to negotiate a resolution of such dispute. If a claim for indemnification has not been resolved within 30 days after delivery of Sellers’ notice, Buyer may seek judicial recourse. If a Buyer Claim does not state the amount of the Buyer Loss claimed, such omission will not preclude Buyer from recovering from Sellers the amount of the Buyer Loss described in such Buyer Claim if any such amount is subsequently provided in an amended Buyer Claim. In order to assert its right to indemnification under this Article IX, Buyer will not be required to provide any notice except as provided in this Section 9.1(e).
     (f) Sellers will pay the amount of any Buyer Loss to Buyer within 10 business days following the determination of Sellers’ liability for and the amount of a Buyer Loss (whether such determination is made pursuant to the procedures set forth in this Section 9.1, by agreement between Buyer and Sellers, by arbitration award or by final adjudication).
     (g) For purposes of this Article IX, the liability of each of NCPS Business Trust, NDVS Business Trust and the Family Shareholders shall be joint and several exclusive of the Healey Trust.
     (h) The Healey Trust’s Liability for Buyer Losses under this Agreement will not exceed the lesser of (i) 16% of the Purchase Agreement or (ii) the amount of the Purchase Price distributed by the Sellers to the Healey Trust. The foregoing limitation of liability shall not apply to Buyer Losses resulting from a breach of any covenant of the Healey Trust in this Agreement.
     9.2 Indemnification by Buyer and Parent.
     (a) Buyer and Parent (collectively, for purposes of this Article IX only, “Buyer”) will indemnify Sellers in full and hold them harmless against any Loss, whether or not actually incurred prior to the date referred to in Section 9.2(d), arising from, relating to or constituting (i) any breach or inaccuracy in any of the representations and warranties of Buyer contained in this Agreement or in any certificate delivered by or on behalf of Buyer pursuant to this Agreement (any such breach or inaccuracy to be determined without regard to any qualification as to “materiality,” “in all material respects” or similar qualification), (ii) any breach of any of the agreements of Buyer contained in this Agreement, (iii) the failure of Buyer to assume, pay and discharge the Assumed Liabilities and (iv) any Liability resulting exclusively from the ownership or use of the Acquired Assets after Closing (“Sellers’ Losses”).
     (b) Buyer will indemnify Sellers for Sellers’ Losses pursuant to Section 9.2(a) only if the aggregate amount of all Sellers’ Losses attributable to Section 9.2(a) exceeds the Basket Amount, in which case Buyer will be liable for the aggregate amount of all Sellers’ Losses under this Agreement; provided, however, that in determining the amount of Sellers’ Losses that Sellers have incurred, in no event shall Buyer be liable for any individual Sellers’ Loss in an amount that is less than $10,000, unless such Sellers’ Loss relates to a Seller Claim that arises from the same or substantially similar set of facts or circumstances as one or more other Seller Claims and the aggregate of Sellers’ Losses so arising is at least $10,000.

     (c) Buyer’s liability will not exceed $500,000 for Sellers’ Losses attributable to Section 9.2(a).
     (d) If Sellers have a claim for indemnification under this Section 9.2, Sellers’ Representative will deliver to Buyer one or more written notices of Sellers’ Losses (each, a “Seller Claim”) prior to the second anniversary of the Closing Date. Buyer will have no liability under this Section 9.2 unless the written notices required by the preceding sentence are given in a timely manner. Any written notice will state in reasonable detail the basis for Sellers’ Losses to the extent then known by Sellers and the nature of Sellers’ Losses for which indemnification is sought, and it may state the amount of Sellers’ Losses claimed. If such written notice (or an amended notice) states the amount of Sellers’ Losses claimed and Buyer notifies Sellers that Buyer does not dispute the claim described in such notice or fails to notify Sellers within 20 business days after delivery of such notice by Sellers whether Buyer disputes the claim described in such notice, Sellers’ Losses in the amount specified in Sellers’ notice will be admitted by Buyer, and Buyer will pay the amount of Sellers’ Losses to Sellers. If Buyer has timely disputed its liability with respect to such claim, Buyer and Sellers’ Representative will proceed in good faith to negotiate a resolution of such dispute. If a claim for indemnification has not been resolved within 30 days after delivery of Buyer’s notice, Sellers may seek judicial recourse. If a written notice does not state the amount of Sellers’ Losses claimed, such omission will not preclude Sellers from recovering from Buyer the amount of Sellers’ Losses with respect to the claim described in such notice if any such amount is promptly provided once determined. In order to assert its right to indemnification under this Article IX, Sellers will not be required to provide any notice except as provided in this Section 9.2.
     (e) Buyer will pay the amount of any Sellers’ Losses to Sellers’ Representative within 10 business days following the determination of Buyer’s liability for and the amount of Sellers’ Losses (whether such determination is made pursuant to the procedures set forth in this Section 9.2, by agreement between Sellers’ Representative and Buyer, by arbitration award or by final adjudication).
     9.3 Third-Party Actions.
     (a) Sellers will indemnify, defend and hold harmless Buyer and its officers, directors, employees, agents, shareholders and Affiliates (collectively, the “Buyer Indemnified Parties”) against any Loss arising from, relating to or constituting any Litigation instituted by any third party arising out of the actions or inactions of any Seller, NCPS or NDVS (or allegations thereof) whether occurring prior to, on or after the Closing Date that are or may be Buyer Losses (any such third party action or proceeding being referred to as a “Third-Party Action”). A Buyer Indemnified Party will give Sellers’ Representative prompt written notice of the commencement of a Third-Party Action. The complaint or other papers pursuant to which the third party commenced such Third-Party Action will be attached to such written notice. The failure to give prompt written notice will not affect any Buyer Indemnified Party’s right to indemnification unless such failure has materially and adversely affected Sellers’ ability to defend successfully such Third-Party Action.
     (b) Sellers will contest and defend such Third-Party Action on behalf of any Buyer Indemnified Party that requests that they do so. Notice of the intention to so contest and defend will be given by Sellers’ Representative to the requesting Buyer Indemnified Party within 20 business days after the Buyer Indemnified Party’s notice of such Third-Party Action (but, in all events, at least five business days prior to the date that a response to such Third-Party Action is due to be filed). Such contest and defense will be conducted by reputable attorneys retained by Sellers. A Buyer Indemnified Party will be entitled at any time, at its own cost and expense, to participate in such contest and defense and to be represented by attorneys of its own choosing. If the Buyer Indemnified Party elects to participate in such defense, the Buyer Indemnified Party will cooperate with Sellers in the conduct of such defense. A Buyer Indemnified Party will cooperate with Sellers to the extent reasonably requested by Sellers in the contest and defense of such Third-Party Action, including providing reasonable access (upon reasonable notice) to the books, records and employees of the Buyer Indemnified Party if relevant to the defense of such Third-Party Action in accordance with the terms of Section 6.2; provided, that such cooperation will not unduly disrupt the operations of the business of the Buyer Indemnified Party or cause the Buyer Indemnified Party to waive any statutory or common law privileges, breach any confidentiality obligations owed to third parties or otherwise cause any confidential information of such Buyer Indemnified Party to become public.
     (c) If any Buyer Indemnified Party does not request that Sellers contest and defend a Third-Party Action, or if after such request Sellers do not contest and defend a Third-Party Action or if any Buyer Indemnified Party reasonably determines that Sellers are not adequately representing or, because of a conflict of interest, may not adequately represent any interests of the Buyer Indemnified Party at any time after requesting Sellers to do so, such Buyer Indemnified Party will be entitled to conduct its own defense and to be represented by one attorney of its own choosing, all at Sellers’ cost and expense. Sellers will pay as incurred (no later than 25 days after presentation) the reasonable fees and expenses of the counsel retained by such Buyer Indemnified Party. Sellers will be entitled at any time, at its own cost and expense, to participate in such contest and defense and to be represented by attorneys of its own choosing. If Sellers elect to participate in such defense, Sellers will cooperate with the Buyer Indemnified Party in the conduct of such defense. Sellers will cooperate with a Buyer Indemnified Party to the extent reasonably requested by a Buyer Indemnified Party in the contest and defense of such Third-Party Action, including providing reasonable access (upon reasonable notice) to the books, records and employees of Sellers if relevant to the defense of such Third-Party Action; provided, that such cooperation will not unduly disrupt the operations of the business of Sellers or cause Sellers to waive any statutory or common law privileges, breach any confidentiality obligations owed to third parties or otherwise cause any confidential information of such Seller to become public.
     (d) Neither a Buyer Indemnified Party nor Sellers may concede, settle or compromise any Third-Party Action without the consent of the other party, which consents will not be unreasonably withheld.
     9.4 Sole and Exclusive Remedy. Prior to or in connection with the Closing, the parties will have available to them all remedies available at law or in equity, including specific performance or other equitable remedies. After the Closing, the rights set forth in Sections 9.1, 9.2 and, to the extent applicable, 9.3 will be the exclusive remedy for breach or inaccuracy of any of the representations and warranties contained in Articles III and IV of this Agreement and will be in lieu of contract remedies, but the parties otherwise will have available to them all other remedies available at law or in equity. Notwithstanding the foregoing, nothing in this Agreement will prevent any party from bringing an action based upon fraud or willful misconduct by the other party in connection with this Agreement or limit the amounts which may be recoverable upon any finding of the same on behalf of the other party. In the event such action is brought, the prevailing party’s attorneys’ fees and costs will be paid by the nonprevailing party.
     9.5 Tax Adjustment. Any payment to Buyer under this Article IX will be, for Tax purposes, to the extent permitted by Law, an adjustment to the Purchase Price. In calculating any Loss, the amount will be increased to give effect to any Tax related to the receipt of any payment and the amount will be decreased to give effect to any benefit related to the increase of such Loss to the extent actually received by Buyer.
     9.6 Indemnification in Case of Strict Liability or Indemnitee Negligence. THE INDEMNIFICATION PROVISIONS IN THIS ARTICLE IX WILL BE ENFORCEABLE REGARDLESS OF WHETHER THE LIABILITY IS BASED UPON PAST, PRESENT OR FUTURE ACTS, CLAIMS OR LAWS (INCLUDING ANY PAST, PRESENT OR FUTURE BULK SALES LAW, ENVIRONMENTAL LAW, FRAUDULENT TRANSFER ACT, OCCUPATIONAL SAFETY AND HEALTH LAW OR PRODUCTS LIABILITY, SECURITIES OR OTHER LAW) AND REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING INDEMNIFICATION.
X. General
     10.1 Press Releases and Announcements. Any public announcement, including any announcement to employees, customers, suppliers or others having dealings with the Business, or similar publicity with respect to this Agreement or the transactions contemplated by this Agreement, will be issued, if at all, at such time and in such manner as Buyer determines and approves. The parties agree that the Confidentiality Agreement will not prohibit Buyer from making any such public announcement or similar publicity. Buyer will have the right to be present for any in-person announcement by any Seller, Shareholder, NCPS or NDVS. Unless consented to by Buyer or required by Law, each Seller and Shareholder will keep, and each Seller and Shareholder will cause NCPS and NDVS to keep, this Agreement and the transactions contemplated by this Agreement confidential.
     10.2 Expenses. Except as otherwise expressly provided for in this Agreement, Sellers and the Shareholders, on the one hand, and Buyer, on the other hand, will each pay all expenses incurred by each of them (and, in the case of Sellers, the expenses incurred by NCPS and NDVS and Sellers’ Representative) in connection with the transactions contemplated by this Agreement, including legal, accounting, investment banking and consulting fees and expenses incurred in negotiating, executing and delivering this Agreement and the other agreements, exhibits, documents and instruments contemplated by this Agreement (whether the transactions contemplated by this Agreement are consummated or not).

     10.3 Amendment and Waiver. This Agreement may not be amended, nor may a provision of this Agreement or any default, misrepresentation or breach of warranty or agreement under this Agreement be waived or a consent be rendered except in a writing executed by the party against which such action is sought to be enforced. Neither the failure nor any delay by any Person in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. In addition, no course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement. The rights and remedies of the parties to this Agreement are cumulative and not alternative.
     10.4 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (i) when delivered if personally delivered by hand (with written confirmation of receipt), (ii) when received if sent by a nationally recognized overnight courier service (receipt requested), (iii) five business days after being mailed, if sent by first class mail, return receipt requested, or (iv) when receipt is acknowledged by an affirmative act of the party receiving notice, if sent by facsimile, telecopy or other electronic transmission device (provided that such an acknowledgement does not include an acknowledgment generated automatically by a facsimile or telecopy machine or other electronic transmission device). Notices, demands and communications to Buyer, Seller, Sellers’ Representative and the Shareholders will, unless another address is specified in writing, be sent to the address indicated below:
          If to Buyer:
Chex Systems, Inc.
Gainey Center II, Ste. 300
8501 North Scottsdale Road
Scottsdale, AZ 85253
Attention: General Counsel
Facsimile No. (480) 629-7661
          With a copy to:
eFunds Corporation
Gainey Center II, Ste. 300
8501 North Scottsdale Road
Scottsdale, AZ 85253
Attention: Chief Executive Officer
Facsimile No. (480) 629-7661

Dorsey & Whitney LLP
Suite 1500
50 South Sixth Street
Minneapolis, MN 55402
Attention: Robert A. Rosenbaum
Facsimile No. (612) 340-7800
          If to a Seller, Sellers’ Representative or the Family Shareholders:
Robert J. Zammito, Jr.
Fleet Environmental Services LLC
75-D York Avenue
Randolph, MA 02368
Facsimile No. (781) 986-3502
          With a copy to:
Kevin M. Considine, P.C.
One Boston Place – 28th Floor
Boston, MA 02108
Attn: Kevin M. Considine, Esq.
Facsimile No. (617) 723-5700
          If to the Healey Trust or Harry W. Healey, Jr.:
Harry W. Healey, Jr. Grantor Trust
209 Lazell Street
Hingham, Massachusetts
Attn: Peter W. Healey, Trustee
Facsimile No. (781) 749-1930
          With a copy to:
Klieman, Lyons, Schindler & Gross
21 Custom House Street
Boston, MA 02110
Attn: Stephen J. Lyons
Facsimile No. (617) 449-1010
     10.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any party to this Agreement without the prior written consent of the other parties to this Agreement, except that Buyer may assign any of its rights under this Agreement to one or more Affiliates of Buyer, so long as Buyer remains responsible for the performance of all of its obligations under this Agreement. Subject to the foregoing, this Agreement and all of the provisions of this Agreement will be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.

     10.6 No Third-Party Beneficiaries. Nothing expressed or referred to in this Agreement confers any rights or remedies upon any Person that is not a party or permitted assign of a party to this Agreement.
     10.7 Severability. In addition to the severability provisions of Section 5.14, whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
     10.8 Complete Agreement. This Agreement, the Confidentiality Agreement and, when executed and delivered, the Transition Services Agreement, contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral. Each Seller and Shareholder acknowledges that Buyer has made no representations, warranties, agreements, undertakings or promises except for those expressly set forth in this Agreement or in agreements referred to herein that survive the execution and delivery of this Agreement.
     10.9 Schedules. The Disclosure Schedule contains a series of schedules corresponding to the sections contained in Article III. Notwithstanding anything to the contrary in this Agreement and any cross references in any sections of the Disclosure Schedule (which cross-references are offered only for the convenience of the reader), any matter which is disclosed in any particular section of the Disclosure Schedule shall be deemed to be disclosed with respect to other representations and warranties in the Agreement if it is reasonably apparent that the matter disclosed establishes an exception to such other representations or warranties in the Agreement. The mere listing (or inclusion of a copy) of a document or other item is not deemed adequate to disclose an exception to a representation or warranty unless the representation or warranty relates solely to the existence of the document or other item itself. The inclusion of any disclosure or information in the Disclosure Schedule or any other schedule or exhibit which goes beyond the requirements of the Agreement is offered for informational purposes only and shall not form the basis for any inference that such disclosures or information constitute a complete listing of information of a similar nature which is not required by the terms of the Agreement to be disclosed.
     10.10 Signatures; Counterparts. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument. A facsimile signature will be considered an original signature.
     10.11 Governing Law. THE DOMESTIC LAW, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, OF THE STATE OF DELAWARE WILL GOVERN ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED BY THIS AGREEMENT.

     10.12 Specific Performance. Each of the parties acknowledges and agrees that the subject matter of this Agreement, including the business, assets and properties of Sellers, NCPS and NDVS, is unique, that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, and that the remedies at law would not be adequate to compensate such other parties not in default or in breach. Accordingly, each of the parties agrees that the other parties will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions of this Agreement in addition to any other remedy to which they may be entitled, at law or in equity (without any requirement that Buyer provide any bond or other security). The parties waive any defense that a remedy at law is adequate and any requirement to post bond or provide similar security in connection with actions instituted for injunctive relief or specific performance of this Agreement.
     10.13 Jurisdiction. Subject to the procedures specified in Article II, each of the parties submits to the exclusive jurisdiction of any state or federal court sitting in Wilmington, Delaware, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect to any such action or proceeding. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum.
     10.14 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.14.
     10.15 Construction. The parties and their respective counsel have participated jointly in the negotiation and drafting of this Agreement. In addition, each of the parties acknowledges that it is sophisticated and has been advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The parties intend that each representation, warranty and agreement contained in this Agreement will have independent significance. If any party has breached any representation, warranty or agreement in any respect, the fact that there exists another representation, warranty or agreement relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached will not detract from or mitigate the fact that the party is in breach of the first representation, warranty or agreement. Any reference to any Law will be deemed to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The headings preceding the text of articles and sections included in this Agreement and the headings to the schedules and exhibits are for convenience only and are not to be deemed part of this Agreement or given effect in interpreting this Agreement. References to sections, articles, schedules or exhibits are to the sections, articles, schedules and exhibits contained in, referred to or attached to this Agreement, unless otherwise specified. The word “including” means “including without limitation.” A statement that an action has not occurred in the past means that it is also not presently occurring. When any party may take any permissive action, including the granting of a consent, the waiver of any provision of this Agreement or otherwise, whether to take such action is in its sole and absolute discretion. The use of the masculine, feminine or neuter gender or the singular or plural form of words will not limit any provisions of this Agreement. A statement that an item is listed, disclosed or described means that it is correctly listed, disclosed or described, and a statement that a copy of an item has been delivered means a true and correct copy of the item has been delivered.
     10.16 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

     IN WITNESS WHEREOF, Buyer, Parent, Sellers, Shareholders and Sellers’ Representative have executed this Asset Purchase Agreement as of the date first above written.

BUYER:	SELLERS:

CHEX SYSTEMS, INC.	NATIONAL CHECK PROTECTION
SERVICE BUSINESS TRUST

By: /s/ Robb Evans	By: /s/ Robert J. Zammito, Jr.
Name: Robb Evans	Name: Robert J. Zammito, Jr.
Title: Vice President	Title:

PARENT:	NATIONAL DATA VERIFICATION
SERVICE BUSINESS TRUST
EFUNDS CORPORATION
By: /s/ Robert J. Zammito
By: /s/ Rahul	Name: Robert J. Zammito
Name: Rahul Gupta	Title:
Title: SVP, Payment Account Solutions
SHAREHOLDERS:
SELLERS’ REPRESENTATIVE:
/s/ Robert J. Zammito
ROBERT J. ZAMMITO, JR.
/s/ Robert J. Zammito
ROBERT J. ZAMMITO, JR.	/s/ Paul M. Zammito
PAUL M. ZAMMITO
SOLELY FOR PURPOSES OF
SECTION 5.16 AND ARTICLE X:	/s/ Valarie A. Mordini
VALARIE MORDINI

/s/ H. W. Healy	/s/ Christopher Zammito
HARRY W. HEALEY, JR.	CHRISTOPHER ZAMMITO

HARRY W. HEALEY, JR.
GRANTOR TRUST

By: /s/ Peter W. Healey, Trustee
Peter W. Healey, Trustee

List Identifying Contents of
Omitted Schedules
The following Exhibits and Schedules have been omitted from this Exhibit 10.1:
Exhibit A—Shareholders
Exhibit C—Transition Services Agreement
Exhibit D—Bill of Sale
Exhibit E—Assignment and Assumption Agreement
Exhibit F—Form of Opinion of Counsel for Seller
Disclosure Schedule
The registrant will furnish supplementally a copy of any omitted Schedule or Exhibit to the Securities and Exchange Commission upon the request of the Commission.

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EXHIBIT B
Definitions
     “Acquired Assets” has the meaning set forth in Section 2.1.
     “Active Employee” means any employee employed on the Closing Date in the Business who is a bargaining unit employee currently covered by a collective bargaining agreement or employed exclusively by a Seller, NCPS or NDVS, including employees on temporary leave of absence, family medical leave, military leave, temporary disability or sick leave, but excluding employees on long-term disability leave.
     “Admitted Claim” has the meaning set forth in Section 9.1(e).
     “Agreement” has the meaning set forth in the first paragraph of this Agreement.
     “Affiliate” has the meaning set forth in Rule 12b-2 under the Exchange Act.
     “Annual Financial Statements” has the meaning set forth in Section 3.6.
     “Assignment and Assumption Agreement” has the meaning set forth in Section 2.8(b)(i)(G).
     “B of A” has the meaning set forth in Section 2.7(b)(ii).
     “B of A Locations” has the meaning set forth in Section 2.7(b)(ii).
     “Basket Amount” has the meaning set forth in Section 9.1(b).
     “Business” has the meaning set forth in the Recitals.
     “Buyer” has the meaning set forth in the first paragraph of this Agreement and, for purposes of Article IX only, the meaning set forth in Section 9.2(a).
     “Buyer Claim” has the meaning set forth in Section 9.1(e).
     “Buyer Indemnified Parties” has the meaning set forth in Section 9.3(a).
     “Buyer Losses” has the meaning set forth in Section 9.1(a).
     “Capital Lease” means a lease on which a Seller, NCPS or NDVS is a lessee that is a capital lease as determined in accordance with GAAP.
     “Closing” has the meaning set forth in Section 2.8(a).
     “Closing Date” has the meaning set forth in Section 2.8(a).
     “Closing Date Working Capital” has the meaning set forth in Section 2.9(a).

     “Code” means the Internal Revenue Code of 1986, as amended.
     “Competing Business” has the meaning set forth in Section 5.14(a).
     “Confidential Information” has the meaning set forth in Section 5.12(a).
     “Confidentiality Agreement” means that certain Confidentiality Agreement dated October 11, 2004, between Sellers and Parent.
     “Consent” means any authorization, consent, approval, filing, waiver, exemption or other action by or notice to any Person.
     “Contract” means a contract, agreement, lease, commitment or binding understanding, whether oral or written, that is in effect as of the date of this Agreement or any time after the date of this Agreement.
     “Contract Retained Amount” has the meaning set forth in Section 2.7(b)(i).
     “Contract Retained Amount Payment” has the meaning set forth in Section 2.7(b)(i).
     “Disclosure Schedule” means the schedule delivered by Sellers’ Representative to Buyer on or prior to the date of this Agreement.
     “Employment Loss” has the meaning set forth in Section 9.1(a).
     “Encumbrance” means any charge, claim, community property interest, easement, covenant, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
     “Environmental Laws” has the meaning set forth in Section 3.18(a)
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder.
     “ERISA Affiliate” means any entity or trade or business that is treated as a member of the controlled group of a Seller, NCPS or NDVS within the meaning of Section 414(b), (c), (m) or (o) of the Code.
     “Estimated Closing Balance Sheet” has the meaning set forth in Section 2.6.
     “Estimated Closing Date Working Capital” has the meaning set forth in Section 2.6.
     “Estimated Purchase Price” has the meaning set forth in Section 2.6.
     “Excess Working Capital” has the meaning set forth in Section 2.9(d)(i).
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

     “Excluded Contracts” has the meaning set forth in Section 2.2(f).
     “Family Shareholders” means all Shareholders other than the Healey Trust.
     “Final Closing Date Balance Sheet” has the meaning set forth in Section 2.9(a).
     “Final IRS COBRA Regulations” has the meaning set forth in Section 5.19.
     “GAAP” means United States generally accepted accounting principles, as in effect from time to time.
     “Governmental Authorization” means any approval, consent, license, permit, waiver, registration or other authorization issued, granted, given, made available or otherwise required by any Governmental Entity or pursuant to Law.
     “Governmental Entity” means any federal, state, local or foreign court, arbitral tribunal, administrative or governmental agency or commission, authority, or body or any instrumentality or political subdivision thereof.
     “Governmental Order” means any judgment, injunction, writ, order, ruling, award or decree by any Governmental Entity or arbitrator.
     “Healey Trust” means the Harry W. Healey, Jr. Grantor Trust.
     “Healey/Zammito Litigation” has the meaning set forth in Section 3.17.
     “Hired Active Employees” has the meaning set forth in Section 6.3(b).
     “Insider” means (i) a shareholder, officer, director or employee of NCPS or NDVS, (ii) any trustee, shareholder or employee of a Seller, (iii) any Member of the Immediate Family of any shareholder, officer, director or employee of NCPS, NDVS or any trustee, shareholder or employee of a Seller or (iv) any entity in which any of the Persons described in clause (i), (ii) or (iii) owns any beneficial interest (other than less than three percent of the outstanding shares of capital stock of any corporation whose stock is listed on a national securities exchange or publicly traded on The NASDAQ National Market).
     “Intellectual Property Rights” means (i) rights in patents, patent applications and patentable subject matter, whether or not the subject of an application, (ii) rights in trademarks, service marks, trade names, trade dress and other designators of origin, registered or unregistered, (iii) rights in copyrightable subject matter or protectable designs, registered or unregistered, (iv) trade secrets, (v) rights in internet domain names, uniform resource locators and e-mail addresses, (vi) rights in semiconductor topographies (mask works), registered or unregistered, (vii) know-how and (viii) all other intellectual and industrial property rights of every kind and nature and however designated, whether arising by operation of Law, Contract, license or otherwise.
     “IRS” means the United States Internal Revenue Service.

     “Knowledge of Sellers” or “Sellers’ Knowledge” means the knowledge of (i) a Seller, any Family Shareholder or any of their respective shareholders or trustees (but not including the Healey Trust), (ii) any director or officer of NCPS or NDVS, or (iii) any knowledge that would have been acquired by any such Person upon appropriate inquiry and investigation.
     “Last Fiscal Year End” has the meaning set forth in Section 3.6.
     “Latest Balance Sheets” has the meaning set forth in Section 3.6.
     “Latest Balance Sheet Date” has the meaning set forth in Section 3.6.
     “Latest Financial Statements” has the meaning set forth in Section 3.6.
     “Law” means any domestic or foreign law (including all implementing regulations and interpretations), constitutional provision, statute, rule, regulation, ordinance, treaty, order, decree, decision, certificate or ruling enforceable at law or in equity.
     “Liability” means any liability or obligation whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted.
     “Licensed-In Intellectual Property Rights” means Third-Party Intellectual Property Rights used or held for use by a Seller, NCPS or NDVS with the permission of the owner.
     “Litigation” means any claim, action, arbitration, mediation, audit, hearing, investigation, proceeding, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator or mediator.
     “Loss” means any damage, deficiency, penalty, fine, cost, amount paid in settlement, Liability, loss, expense or fee (including but not limited to court costs, costs of investigators, fees and reasonable expenses of attorneys, accountants, financial advisors and other experts and other expenses of Litigation).
     “Material Adverse Effect” means any change, effect, event or condition, individually or in the aggregate, that has had, or, with the passage of time, could have, a material adverse effect on the business, assets, properties, condition (financial or otherwise), results of operations, prospects or customer, supplier or employee relationships of a Seller, NCPS or NDVS.
     “Material Contracts” has the meaning set forth in Section 3.14(a).
     “Member of the Immediate Family” of a Person means a spouse, parent, child, sibling, mother- or father-in-law, son- or daughter-in-law, and brother- or sister-in-law of such Person.
     “Mergers” has the meaning set forth in the Section 5.4.
     “NCPS” has the meaning set froth in the Recitals.

     “NCPS Business Trust” has the meaning set forth in the Recitals.
     “NDVS” has the meaning set forth in the Recitals.
     “NDVS Business Trust” has the meaning set forth in the Recitals.
     “NDVS Business Trust” has the meaning set forth in the first paragraph of this Agreement.
     “Off-the-Shelf Software” means Software that is widely commercially available for a price of less than $750 for any number of users.
     “Ordinary Course of Business” means the ordinary course of business of Sellers, NCPS and NDVS consistent with past custom and practice (including with respect to quantity and frequency).
     “Organizational Documents” means (i) the articles or certificate of incorporation and the bylaws of a corporation, (ii) the partnership agreement and any statement of partnership of a general partnership, (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (iv) the limited liability company agreement and articles or certificate of formation of a limited liability company, agreement or declaration of trust, (v) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person and (vi) any amendment to any of the foregoing.
     “Owned Intellectual Property Rights” means Intellectual Property Rights owned by a Seller, NCPS or NDVS.
     “Parent” has the meaning set forth in the first paragraph of this Agreement.
     “Permitted Encumbrances” means (i) Encumbrances of carriers, warehousemen, mechanics and materialmen and other like Encumbrances arising in the Ordinary Course of Business (provided lien statements have not been filed as of the Closing Date), (ii) easements, rights of way and restrictions, zoning ordinances and other similar Encumbrances affecting the Real Property and which do not unreasonably restrict the use thereof or Buyer’s proposed use thereof in the Ordinary Course of Business, (iii) statutory Encumbrances in favor of lessors arising in connection with any property leased to a Seller, NCPS or NDVS, (iv) Encumbrances reflected in the Latest Financial Statements or arising under Material Contracts and (v) Encumbrances that will be removed prior to or in connection with the Closing.
     “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Governmental Entity or other entity.
     “Plan” means every plan, fund, contract, program and arrangement (whether written or not) for the benefit of present or former employees, including those intended to provide (i) medical, surgical, health care, hospitalization, dental, vision, workers’ compensation, life insurance, death, disability, legal services, severance, sickness or accident benefits (whether or not defined in Section 3(1) of ERISA), (ii) pension, profit sharing, stock bonus, other stock-

based compensation, incentive, retirement, supplemental retirement or deferred compensation benefits (whether or not tax qualified and whether or not defined in Section 3(2) of ERISA) or (iii) salary continuation, unemployment, supplemental unemployment, severance, termination pay, change-in-control, vacation or holiday benefits (whether or not defined in Section 3(3) of ERISA), (w) that is maintained or contributed to by a Seller, NCPS or NDVS, (x) that a Seller, NCPS or NDVS has committed to implement, establish, adopt or contribute to in the future, (y) for which a Seller, NCPS or NDVS is or may be financially liable as a result of the direct sponsor’s affiliation with a Seller, NCPS or NDVS or its shareholders (whether or not such affiliation exists at the date of this Agreement and notwithstanding that the Plan is not maintained by a Seller, NCPS or NDVS for the benefit of its employees or former employees) or (z) for or with respect to which a Seller, NCPS or NDVS is or may become liable under any common law successor doctrine, express successor liability provisions of Law, provisions of a collective bargaining agreement, labor or employment Law or agreement with a predecessor employer. Plan does not include any arrangement that has been terminated and completely wound up prior to the date of this Agreement and for which a Seller, NCPS or NDVS has no present or potential liability.
     “Purchase Price” has the meaning set forth in Section 2.5.
     “QSub” has the meaning set forth in Section 3.12(h).
     “Real Property” has the meaning set forth in Section 3.10(b).
     “Registered Intellectual Property Rights” means Intellectual Property Rights that are the subject of a pending application or an issued patent, trademark, copyright, design right or other similar registration formalizing exclusive rights.
     “Remedies Exception,” when used with respect to any Person, means except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general equitable principles.
     “Required Consents” has the meaning set forth in Section 5.6.
     “Retained Amount” has the meaning set forth in Section 2.7.
     “Retained Liabilities” has the meaning set forth in Section 2.4.
     “Return” means any return, declaration, report, estimate, information return or statement pertaining to any Taxes.
     “SEC” means the United States Securities and Exchange Commission.
     “Seller” and “Sellers” have the meanings set forth in the first paragraph of this Agreement and, for purposes of Article IX only, the meaning set forth in Section 9.1(a).
     “Seller Claim” has the meaning set forth in Section 9.2(d).

     “Sellers’ Losses” has the meaning set forth in Section 9.2(a).
     “Sellers’ Representative” has the meaning set forth in the first paragraph of this Agreement.
     “Shareholders” has the meaning set forth in the first paragraph of this Agreement, and “Shareholder” means any one of the Shareholders, as the context requires.
     “Software” means computer programs or data in computerized form, whether in object code, source code or other form.
     “Statement” has the meaning set forth in Section 2.7(b)(v).
     “Subsidiary” means any Person in which any ownership interest is owned, directly or indirectly, by another Person.
     “Target Working Capital” has the meaning set forth in Section 2.5.
     “Tax Affiliate” means any other Person that is or was a member of an affiliated, combined or unitary group of which a Seller, NCPS or NDVS is or was a member.
     “Taxes” means all taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, including all interest and penalties thereon, and additions to tax or additional amounts imposed by any Governmental Entity upon a Seller, NCPS, NDVS or any Tax Affiliate.
     “Third-Party Action” has the meaning set forth in Section 9.3(a).
     “Third-Party Intellectual Property Rights” means Intellectual Property Rights in which a Person other than a Seller, NCPS or NDVS has any ownership interest.
     “Transition Services Agreement” has the meaning set forth in Section 2.8(b).
     “Treasury Regulations” means the rules and regulations under the Code.
     “WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.
     “Welfare Plan” has the meaning set forth in Section 6.3(i).
     “Work Permits” has the meaning set forth in Section 3.20(c).
     “Working Capital Shortfall” has the meaning set forth in Section 2.9(d)(ii).

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